                                                               EXECUTION VERSION
                                                                       3766740v5

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                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                           POST APARTMENT HOMES, L.P.,
                          A GEORGIA LIMITED PARTNERSHIP

                                   AS SELLER,

                                       AND

                             RREEF AMERICA, L.L.C.,
                      A DELAWARE LIMITED LIABILITY COMPANY

                                  AS PURCHASER

                               AS OF JUNE 10, 2005

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   The Arbors of Post Village(R)                     Cobb County, Georgia
   The Hills of Post Village(R)                      Cobb County, Georgia
   The Gardens of Post Village(R)                    Cobb County, Georgia
   The Fountains of Post Village(R)                  Cobb County, Georgia
   The Meadows of Post Village(R)                    Cobb County, Georgia

                                TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ARTICLE 1        PURCHASE AND SALE.................................................        1

   1.1        Agreement of Purchase and Sale.......................................        1
   1.2        Property Defined.....................................................        3
   1.3        Permitted Exceptions.................................................        4
   1.4        Purchase Price.......................................................        4
   1.5        Payment of Purchase Price............................................        4
   1.6        Earnest Money........................................................        4
   1.7        Ownership of Post(R) Tradenames and Service Marks....................        6
   1.8        Portfolio Financing..................................................        7
   1.9        Bond Period..........................................................       10

ARTICLE 2        TITLE AND SURVEY..................................................       10

   2.1        Title Examination; Commitment for Title Insurance....................       10
   2.2        Survey...............................................................       10
   2.3        Title Objections; Cure of Title Objections...........................       11
   2.4        Conveyance of Title..................................................       12
   2.5        Pre-Closing "Gap" Title Defects......................................       13
   2.6        Seller's Covenant Not to Encumber....................................       14
   2.7        Acknowledgement of Declaration.......................................       14
   2.8        Post Villages Northwest Owners Association...........................       14

ARTICLE 3        INSPECTION PERIOD.................................................       15

   3.1        Right of Inspection..................................................       15
   3.2        Right of Termination.................................................       16

ARTICLE 4        CLOSING...........................................................       16

   4.1        Time and Place.......................................................       16
   4.2        Seller's Obligations at Closing......................................       16
   4.3        Purchaser's Obligations at Closing...................................       19
   4.4        Credits and Prorations...............................................       20
   4.5        Transaction Costs....................................................       23
   4.6        Conditions Precedent to Obligation of Purchaser......................       24
   4.7        Conditions Precedent to Obligation of Seller.........................       25
   4.8        Seller's Tax Deferred Exchange.......................................       26

ARTICLE 5        REPRESENTATIONS, WARRANTIES AND COVENANTS.........................       26

   5.1        Representations and Warranties of Seller.............................       27
   5.2        Knowledge Defined....................................................       30
   5.3        Survival of Seller's Representations and Warranties..................       31
   5.4        Covenants of Seller..................................................       31
   5.5        Representations and Warranties of Purchaser..........................       33
   5.6        Survival of Purchaser's Representations and Warranties...............       35
   5.7        Covenants of Purchaser...............................................       35

ARTICLE 6        DEFAULT...........................................................       36

   6.1        Default by Purchaser.................................................       36
   6.2        Default by Seller....................................................       37
   6.3        Notice of Default; Opportunity to Cure...............................       37
   6.4        Recoverable Damages..................................................       38

ARTICLE 7        RISK OF LOSS......................................................       38

   7.1        Minor Damage.........................................................       38
   7.2        Major Damage.........................................................       39
   7.3         Definition of Major Damage..........................................       39

ARTICLE 8        COMMISSIONS.......................................................       39

   8.1        Broker's Commission..................................................       40
   8.2        Representation and Indemnity.........................................       40
   8.3        Execution by Broker..................................................       40
   8.4        Survival.............................................................       41

ARTICLE 9        DISCLAIMERS AND WAIVERS...........................................       41

   9.1        No Reliance on Documents.............................................       41
   9.2        Disclaimers..........................................................       41
   9.3        Effect and Survival of Disclaimers...................................       44

ARTICLE 10       ESCROW AGENT......................................................       44

   10.1       Investment of Earnest Money..........................................       44
   10.2       Payment at Closing...................................................       44
   10.3       Payment on Demand....................................................       44
   10.4       Exculpation of Escrow Agent..........................................       44
   10.5       Stakeholder..........................................................       44
   10.6       Interest.............................................................       45
   10.7       Execution by Escrow Agent............................................       45

ARTICLE 11       MISCELLANEOUS.....................................................       45

   11.1       Confidentiality......................................................       45
   11.2       Public Disclosure....................................................       45
   11.3       Assignment...........................................................       45
   11.4       Notices..............................................................       46
   11.5       Modifications........................................................       48
   11.6       Calculation of Time Periods..........................................       48
   11.7       Successors and Assigns...............................................       48
   11.8       Entire Agreement.....................................................       48
   11.9       Further Assurances...................................................       48
   11.10      Counterparts.........................................................       49
   11.11      Severability.........................................................       49
   11.12      Applicable Law.......................................................       49
   11.13      No Third Party Beneficiary...........................................       49
   11.14      Employees............................................................       49
   11.15      Seller's Access to Records after Closing.............................       49

11.16      Captions.............................................................       50
11.17      Construction.........................................................       50
11.18      Termination of Agreement.............................................       50
11.19      Survival.............................................................       50
11.20      Time of Essence......................................................       50
11.21      Covenant Not to Record...............................................       50
11.22      Limitation of Seller's Liability.....................................       50
11.23      Schedules............................................................       51

                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made as of June 10, 2005 (the "EFFECTIVE DATE"), by and between POST APARTMENT HOMES, L.P., a Georgia limited partnership ("SELLER"), and RREEF AMERICA, L.L.C., a Delaware limited liability company ("PURCHASER").

      FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK, a New York corporation ("ESCROW AGENT"), and CB RICHARD ELLIS, INC., a Georgia licensed real estate broker ("BROKER") are parties to this Agreement for the limited purposes set forth herein.

                                   WITNESSETH:

                                    ARTICLE 1

                                PURCHASE AND SALE

      1.1 AGREEMENT OF PURCHASE AND SALE. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

            (a) those certain tracts or parcels of land containing the approximate number of acres and in the location as set forth below, as more particularly described on Schedules 1.1(a)-1 through 1.1(a)-5, attached hereto and made a part hereof (the property described in this clause (a) being herein referred to collectively as the "LAND");

          PROJECT                            COUNTY AND STATE               APPROX. ACRES       SCHEDULE
The Arbors of Post Village(R)                Cobb County, GA                      25            1.1(a)-1
The Hills of Post Village(R)                 Cobb County, GA                      15            1.1(a)-2
The Gardens of Post Village(R)               Cobb County, GA                    30.875          1.1(a)-3
The Fountains of Post Village(R)             Cobb County, GA                    42.424          1.1(a)-4
The Meadows of Post Village(R)               Cobb County, GA                 included in        1.1(a)-5
                                                                          Fountains acreage

            (b) those rights, easements and appurtenances pertaining to the Land, including (i) all right, title and interest of Seller (if any) in and to adjacent streets, alleys or rights-of-way, (ii) all right, title and interest of Seller (if any) with respect to any easements that benefit or burden the Land, and (iii) all right, title and interest of Seller (if any) in any water rights or oil, gas and mineral rights that benefit or burden the Land (the property described in this clause (b) herein referred to collectively as the "RELATED RIGHTS");

            (c) the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, those certain buildings having the names, street addresses and number of apartment units as set forth below (the property DESCRIBED in this clause (c) being herein referred to collectively as the "IMPROVEMENTS"; and the Land, the Related Rights AND the Improvements being hereinafter sometimes collectively referred to as the "REAL PROPERTY"):

           PROJECT                                     STREET ADDRESS:                         APARTMENT UNITS
                                           NOTE: SELLER USES A COMBINED ADDRESS OF:
                                           2085 LAKE PARK DRIVE
                                           SMYRNA, GEORGIA  30080
                                           (COBB COUNTY TAX ASSESSOR'S OFFICE ASSESSES
                                           THE PROPERTIES AS NOTED BELOW*)

The Arbors of Post Village(R)              2053 Lake Park Drive*                                   301 Units
                                           Smyrna, Georgia  30080

The Hills of Post Village(R)               2063 Lake Park Drive*                                   241 Units
                                           Smyrna, Georgia  30080

The Gardens of Post Village(R)             2085 Lake Park Drive                                    494 Units
                                           Smyrna, Georgia  30080
                                           (tax assessor records - Pasadena Boulevard*
                                           - former name of Village Parkway)

The Fountains of Post Village(R)           2085 Lake Park Drive                                    352 Units
                                           Smyrna, Georgia  30080
                                           (tax assessor records - Pasadena Boulevard*
                                           - former name of Village Parkway)

The Meadows of Post Village(R)             2085 Lake Park Drive                                    350 Units
                                           Smyrna, Georgia  30080                              -------------
                                           (tax assessor records - Pasadena Boulevard*
                                           - former name of Village Parkway)
TOTAL APARTMENT  UNITS                                                                           1,738 UNITS

            (d) all of Seller's right, title and interest in and to those items of tangible personal property located on the Land or within the Improvements owned by Seller and used exclusively in connection with the ownership, use, maintenance or operation of the Land and the Improvements, and specifically including those items of tangible personal property identified on Schedules 1.1(d)-1 through 1.1(d)-6 attached hereto and incorporated herein by this reference, but excluding (i) cash and cash equivalents, (ii) computer software and computer files, (iii) any time clocks, (iv) personal property owned by tenants under the Leases, (v) equipment installed by, or in connection with, any telecommunication or utility provider and which is owned by any party other than Seller, (vi) any items owned by employees of Seller or any property manager, (vii) items leased to Seller, and (viii) all brochures, advertising copy, promotional materials, manuals, reports, portfolios, binders, training materials and other items on which the name "Post" or any of the Marks (as defined in Section 1.7) appears (the property described in this clause (d), other than the excluded items, being herein referred to collectively as the "TANGIBLE PERSONAL PROPERTY"):

                                                          SCHEDULE FOR INVENTORY OF TANGIBLE
         PROJECT                                                   PERSONAL PROPERTY
The Arbors of Post Village(R)                                          1.1(d)-1
The Hills of Post Village(R)                                           1.1(d)-2
The Gardens of Post Village(R)                                         1.1(d)-3
The Fountains of Post Village(R)                                       1.1(d)-4
The Meadows of Post Village(R)                                         1.1(d)-5

            (e) all of Seller's right, title and interest as landlord or lessor in, to and under all agreements listed and described on Schedules 1.1(e)-1 through 1.1(e)-5 (collectively, the "RENT ROLL") attached hereto and made a part hereof, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (the property described in this clause (e) being herein referred to collectively as the "LEASES");

           PROJECT                                      RENT ROLL SCHEDULE
The Arbors of Post Village(R)                               1.1(e)-1
The Hills of Post Village(R)                                1.1(e)-2
The Gardens of Post Village(R)                              1.1(e)-3
The Fountains of Post Village(R)                            1.1(e)-4
The Meadows of Post Village(R)                              1.1(e)-5

            (f) all of Seller's right, title and interest in, to and under (i) the Designated Service Contracts (as defined in Section 5.7(b) of this Agreement), (ii) all assignable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property, and (iii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller and pertaining to the Real Property or the Tangible Personal Property, but only to the extent that such permits, licenses and approvals are assignable and only to the extent that such permits, licenses and approvals relate to the Real Property or the Tangible Personal Property as opposed to other property of Seller, but excluding any rights in or to the use of the Marks (the property described in this clause (f), other than the excluded items, being sometimes herein referred to collectively as the "INTANGIBLE PROPERTY").

      1.2 PROPERTY DEFINED. The Land, the Related Rights, the Improvements, the Tangible Personal Property, the Leases and the Intangible Property are hereinafter sometimes referred to collectively as the "PROPERTY." The apartment communities commonly known as The Arbors of Post Village(R), The Hills of Post Village(R), The Gardens of Post Village(R), The

Fountains of Post Village(R) and The Meadows of Post Village(R), are sometimes referred to individually as a "PROJECT" and collectively as the "PROJECTS."

      1.3 PERMITTED EXCEPTIONS. The Property shall be conveyed, and Purchaser shall accept the Property, subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to ARTICLE 2 hereof (herein referred to collectively as the "PERMITTED EXCEPTIONS").

      1.4 PURCHASE PRICE. Seller is to sell and Purchaser is to purchase the Property for a total purchase price of ONE HUNDRED THIRTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($132,500,000.00) (the "PURCHASE PRICE"). Seller and Purchaser agree that the Purchase Price is allocated among the Projects as follows:

         PROJECT                                                           PURCHASE PRICE
The Arbors of Post Village(R)                                                 $24,949,000
The Hills of Post Village(R)                                                  $18,820,000
The Gardens of Post Village(R)                                                $37,351,000
The Fountains of Post Village(R)                                              $26,007,000
The Meadows of Post Village(R)                                                $25,373,000

TOTAL                                                                      $ 132,500,000.00

      1.5 PAYMENT OF PURCHASE PRICE. The Purchase Price, less the principal amount of the Assumed Project Financing (as hereinafter defined) and as adjusted by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account of Escrow Agent designated by Escrow Agent in writing to Purchaser prior to the Closing ("ESCROW AGENT'S ACCOUNT"), and, as adjusted by prorations and adjustments as herein provided, shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to the Closing.

      1.6 EARNEST MONEY.

            (a) Within three (3) business days following the Effective Date, Purchaser shall deposit with the metropolitan Atlanta, Georgia office of Escrow Agent (1800 Parkway Place, Suite 700, Marietta, Georgia 30067) the sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (the "FIRST DEPOSIT") by wire transfer of immediately available funds or by deposit of a letter of credit in such amount in accordance with subsections 1.6(f) through (h) below.

            (b) If Purchaser does not exercise the right to terminate this Agreement in accordance with Section 3.2 hereof, then Purchaser shall, on or before the date that is two (2) days after the Inspection Date (as defined in Section 3.2 hereof), deposit with such office of Escrow Agent the additional sum of Three HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($350,000.00) (the "SECOND DEPOSIT") by wire transfer of immediately available funds. The amount of the Second Deposit shall be increased to ONE MILLION

      THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,350,000.00) if Purchaser makes the First Deposit as a letter of credit as provided in
      Section 1.6(f) below.

            (c) The First Deposit and the Second Deposit, when and to the extent deposited, shall constitute earnest money and are herein referred to collectively as the "EARNEST MONEY."

            (d) The Escrow Agent shall invest the Earnest Money pursuant to Purchaser's directions and in accordance with the terms and conditions of
      ARTICLE 10. All interest accruing and other income earned on such sum shall become a part of the Earnest MONEY and shall be distributed as Earnest Money in accordance with the terms of this Agreement. If Purchaser fails to DELIVER any portion of the Earnest Money to the Escrow Agent within the time period or periods specified above, Purchaser shall be in default hereunder, and Seller shall be entitled to exercise its rights and remedies under Section 6.1.

            (e) In any event, if Purchaser is entitled to have the Earnest Money returned to Purchaser pursuant to any provision of this Agreement, Purchaser shall nevertheless pay to Seller ONE HUNDRED DOLLARS ($100.00) as good and sufficient consideration for entering into this Agreement. In addition, Seller acknowledges that Purchaser, in evaluating the Property and performing its due diligence investigation of the Property, will devote internal resources and incur expenses, and that such efforts and expenses of Purchaser also constitute good, valuable and sufficient consideration for this Agreement.

            (f) Purchaser may, at its option, deposit with Escrow Agent, in lieu of the First Deposit but not the Second Deposit, an irrevocable letter of credit substantially in the form of Schedule 1.6, attached hereto and incorporated herein by this reference. Any such letter of credit shall be issued in favor of Escrow Agent and shall be in the amount of the required First Deposit. Such letter of credit shall be issued by an Approved Bank and shall have an expiry date of no earlier than sixty (60) days after the Inspection Date. In such event, the amount of the Second Deposit shall be increased to ONE MILLION THREE HUNDRED FIFTY THOUSAND DOLLARS ($1,350,000.00) in cash and, upon the Second Deposit being made in such amount, Escrow Agent shall, without Seller's consent, return the letter of credit to Purchaser without having been drawn upon. Purchaser may require Escrow Agent to return Purchaser's letter of credit at any time prior to the Inspection Date without Seller's consent by giving written notice to Seller and Escrow Agent on or before the Inspection Date; provided, however, a return of the letter of credit to Purchaser shall constitute a termination of this Agreement in accordance with Section 3.2 hereof unless Purchaser replaces the letter of credit with cash prior to the return of such letter of credit.

            (g) If Purchaser elects to deposit such a letter of credit with Escrow Agent as the First Deposit, then until such time as Purchaser has made the Second Deposit in full, any requirement under this Agreement that the Earnest Money be refunded or returned to Purchaser shall mean that the original letter of credit shall be returned to Purchaser without having been drawn upon. In addition, any requirement under this Agreement that the Earnest Money be paid over to Seller shall mean that Escrow Agent shall draw upon the letter of credit according to its terms in full and pay over to Seller the full amount of the Earnest Money.

            (h) If Escrow Agent shall not have received written instructions signed by Seller and Purchaser instructing Escrow Agent to return the letter of credit to Purchaser without having been drawn upon, then at any time on or after the tenth (10th) business day prior to the expiry date of such letter of credit, upon written request from either Seller or Purchaser (the "DRAW NOTICE"), Escrow Agent shall be entitled to, and is hereby irrevocably and unconditionally authorized, instructed and directed to, draw upon such letter of credit in the full amount thereof and hold the proceeds of such letter of credit as Earnest Money in accordance with this Agreement. Escrow Agent shall have no duty or authority following receipt of any Draw Notice to confirm or verify the right of the party giving the Draw Notice to do so, nor shall Escrow Agent have the right not to draw upon the letter of credit in full following receipt of any Draw Notice, whether or not any other party shall object to the Draw Notice or otherwise dispute the Draw Notice or the proper disposition of the letter of credit or Earnest Money.

            (i) "Approved Bank" means any one of Wells Fargo Bank, N.A., or any national bank with its principal place of business in metropolitan Atlanta, Georgia, Chicago, Illinois or New York City, New York and which is approved by Seller in its good faith business judgment; provided, however, that in order to constitute an Approved Bank, such bank must have a branch office in metropolitan Atlanta, Georgia, Chicago, Illinois, or New York City, New York at which any letter of credit described in this
      Section 1.6 may be drawn and paid in full in immediately available funds.

      1.7 OWNERSHIP OF POST(R) TRADENAMES AND SERVICE MARKS.

            (a) Purchaser hereby acknowledges and agrees that the names "Post(R)", "The Arbors of Post Village(R)", "The Hills of Post Village(R)", "The Gardens of Post Village(R)", "The Fountains of Post Village(R)", "The Meadows of Post Village(R)", "Post Apartment Homes(R)" and any other trade name or service mark which includes the word "Post" or any other trade name or service mark (including the "Post tulip" logo) of Seller (hereinafter collectively referred to as the "MARKS"), and each of them, are trade names and service marks of Seller; that the Marks, and each of them, are the sole and exclusive property of Seller, which owns all right, title, and interest in and to the Marks, and each of them; and that, by this Agreement, Purchaser SHALL acquire no ownership right or interest of any kind in or to the Marks, or any of them. Purchaser further acknowledges and agrees that any use by Purchaser of the Marks, or any of them, in any manner in connection with the Property or otherwise, will result in immediate and irreparable injury to Seller and its affiliates, and that Seller and/or its affiliates shall be entitled to temporary, preliminary, and permanent injunctive relief against Purchaser in the event of ANY such use of the Marks, or any of them, by Purchaser, or in the event of any other violation by Purchaser of this Section 1.7. Purchaser may continue to use "The Arbors", "The Hills", "The Gardens", "The Fountains" and "The Gardens" in the name of the Property after Closing provided Purchaser does not use the Post name or any of the

      Marks; provided, however, nothing contained herein shall be deemed to be a warranty of Purchaser's right to use such names.

            (b) Seller and Purchaser shall cooperate with each other in connection with the prompt removal of the "Post" name from the Property after Closing, including changes in signage, lease forms, marketing materials and the like.

                  (1) The "Shared Signs" are those signs at the following
            locations on which the Marks appear in conjunction with the names of properties located in Post Villages Northwest and/or owned by parties other than Seller: (1) the sign located on the clock tower at the entrance from Cobb Parkway onto Lake Park Drive, (2) the directional/identification signs located at the following inter
            Sections: Spring Road and Village Parkway, Lake Park Drive and Village Parkway, and Windy Hill Road and Village Parkway, and (3) the sign located on Lake Park Drive near the entrance from Cobb Parkway. Purchaser shall use its best efforts to remove the Marks on or before the date that is sixty (60) days after Closing. If, despite Purchaser's efforts, Purchaser is unable to replace the Shared Signs or remove the Marks from the Shared Signs within sixty
            (60) days following Closing, then Purchaser shall continuously and diligently work to replace the Shared Signs as soon as reasonably possible, but in no event shall such extension be longer than one hundred and twenty (120) days after Closing.

                  (2) Purchaser agrees to attach a substantial, temporary sign over All other signage on the Property containing the Post(R) name or any of the Marks within forty-eight (48) hours after Closing so that the word "Post" and the "Post tulip" will not be visible. Purchaser shall keep such temporary signage in place until Purchaser installs permanent replacements of such signage, and Purchaser shall install such permanent replacement signage on or before the date that is ten (10) days after Closing.

            (c) This Section 1.7 shall survive the Closing.

      1.8 PORTFOLIO FINANCING.

            (a) The Arbors of Post Village (the "NON-BOND PROJECT") is not financed with bonds. All of the other Projects (the "BOND PROJECTS"), together with certain other apartment communities owned by Post (the "OTHER BOND PROJECTS"), are subject to financings obtained by Seller from the Housing Authority of the City of Smyrna, Georgia (the "SMYRNA AUTHORITY") and other local housing authorities (together with the Smyrna Authority, the "AUTHORITIES") and funded by the Authorities through the issuance of tax-exempt multifamily housing revenue bonds (the "BONDS"). Fannie Mae has provided credit enhancement for the Bonds. Such bond financing and credit enhancement arrangements are collectively referred to as the "PORTFOLIO FINANCING." The Portfolio Financing is the subject of extensive documents involving various parties, including Seller, Fannie Mae, the Authorities, trustees for the holders of the Bonds, tender agents, remarketing agents and others (collectively, the "BOND PARTICIPANTS"). The Portfolio

      Financing is comprised of the Bond Financing and the Fannie Mae Financing, as such terms are defined below.

            (b) The Portfolio Financing encompasses two separate but related sets of financial arrangements:

                  (i) First, Seller has obtained loans from the Authorities (the
            "AUTHORITY LOANS") which have been funded by the Authorities from the proceeds of the Bonds. In connection with each Authority Loan, Seller has undertaken various obligations to the applicable Bond Participants. The Authority Loans and the related obligations of Seller to those Bond Participants other than Fannie Mae are referred to collectively as the "BOND FINANCING".

                  (ii) Second, Seller has entered into a master reimbursement agreement and related documents (collectively, the "FANNIE MAE FINANCING") with Fannie Mae, pursuant to which Fannie Mae has agreed to provide credit enhancement and liquidity support for the Bonds and Seller has agreed, among other matters, to reimburse Fannie Mae for any amounts paid by Fannie Mae in respect of the Bonds as a result of providing such credit enhancement and liquidity support.

            (c) Seller's obligations under the Portfolio Financing are secured by mortgages and related security instruments encumbering each of the Bond Projects and the Other Bond Projects (the "MORTGAGES"). To the extent the Mortgages secure the Fannie Mae Financing, the Mortgages are cross-defaulted and cross-collateralized with one another. In addition, the Fannie Mae Financing places limitations on the ability of Seller to release any of the Bond Projects or the Other Bond Projects from the effect of the Fannie Mae Financing, including releases in connection with the sale or other conveyance of any Bond Project or Other Bond Project. The documents evidencing and securing the Portfolio Financing to which the Bond Projects are subject are described in Schedules 2.3(d)-1 though 2.3(d)-3 (collectively, the "BOND DOCUMENTS"), attached hereto and made a part hereof by this reference, as follows:

        BOND PROJECT                                              BOND DOCUMENTS SCHEDULE
The Hills of Post Village(R)                                              2.3(c)-1
The Gardens of Post Village(R)                                            2.3(c)-2
F&M Villages (The Fountains of Post Village(R)
 and The Meadows of Post Village(R))                                      2.3(c)-3

            (d) Seller and Purchaser will use commercially reasonable efforts to obtain the separation of the Portfolio Financing into two separate financing packages, one related solely to the Bond Projects (the "ASSUMED PROJECT FINANCING") and the other related solely to the Other Bond Projects (the "OTHER BOND FINANCING"). Among other matters, the parties intend for such separation to eliminate any cross-default and cross-collateralization between the financing of the Bond Projects and the financing of the Other Bond Projects. In connection with such arrangement, Seller and Purchaser will work cooperatively and use commercially reasonable good faith efforts for (i) Purchaser to assume the Assumed Project Financing and (ii) Seller to be released from continuing liability for the Assumed Project Financing. The separation of the Portfolio Financing, assumption of the Assumed Project Financing by Purchaser and release of Seller from continuing liability for the Assumed Project Financing are collectively referred to as the "ASSUMPTION AND RELEASE TRANSACTION". The Assumption and Release Transaction will include the following matters:

                  (1) Consents and approvals from the Bond Participants, where required;

                  (2) Purchaser's assumption of all obligations of Seller under or relating to the Bond Financing with respect to the Bond Projects and arising from and after Closing, but not with respect to the Other Bond Projects; the parties anticipate this will include Purchaser entering into amendments to existing Bond Financing documents with various Bond Participants; the parties intend that Purchaser's assumption of the Bond Financing with respect to the Bond Projects will not result in the imposition of any material additional restrictions on any Bond Project, provided Purchaser does not seek to (and Purchaser covenants that it shall not seek to) (and Purchaser covenants that it shall not seek to) make any material change to the existing Bonds and related Bond documentation (such as, for example, an extension of the maturity of the Bonds);

                  (3) Purchaser's assumption of all obligations of Seller under or relating to the Fannie Mae Financing with respect to the Bond Projects and arising from and after Closing, but not with respect to the Other Bond Projects; the parties anticipate this will include
            (i) Purchaser entering into a new reimbursement agreement and related documents with Fannie Mae with respect to the Bond Projects, on terms agreed upon by Purchaser and Fannie Mae, and (ii) Seller entering into amendments to Seller's existing reimbursement agreement and related documents with Fannie Mae so as to release the Bond Projects from the effect of such documents;

                  (4) The release of Seller from any continuing recourse or
            non-recourse liability for the Bond Financing or the Fannie Mae Financing with respect to the Bond Projects, but not with respect to the Other Bond Projects in a form acceptable to Seller;

                  (5) The release of the Bond Projects from any cross-default or cross-collateralization with the Other Bond Projects, and the release of the Other Bond Projects from any cross-default or cross-collateralization with the Bond Projects; and

                  (6) The release to Seller of any cash deposits, hedge
            instruments and other forms of collateral delivered by Seller to Fannie Mae, the Smyrna Authority or the bond trustees in connection with the Portfolio Financing, to the extent such deposits, instruments and collateral relate to the Bond Projects but not the Other Bond Projects.

      1.9 BOND PERIOD. Purchaser shall have through and including July 14, 2005 (the "BOND PERIOD") to review all documentation related to the Assumed Project Financing, to obtain necessary approvals and consents, and to determine whether such approvals and consents are acceptable to Purchaser in Purchaser's reasonable discretion. If Purchaser determines, in Purchaser's reasonable discretion, that such approvals and consents are unacceptable to Purchaser, then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination, together with the reasons for such termination, to Seller on or before the expiration of the Bond Period. Upon any such termination of this Agreement pursuant to Purchaser's rights under this Section 1.9, the Earnest Money shall be returned to Purchaser, and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement. Notwithstanding the foregoing, Purchaser shall make commercially reasonable efforts to obtain all approvals from the Smyrna Authority that are required to effectuate the Assumption and Release Transaction at the June 29th meeting of the Smyrna Authority and shall file its application for such approvals in a timely manner to be heard at such meeting.

                                    ARTICLE 2

                                TITLE AND SURVEY

      2.1 TITLE EXAMINATION; COMMITMENT FOR TITLE INSURANCE. Seller has obtained from Escrow Agent (in its capacity as title insurer sometimes herein called the "TITLE COMPANY"), at Seller's expense, and delivered to Purchaser title insurance commitments (individually a "TITLE COMMITMENT" and collectively the "TITLE COMMITMENTS") issued by Fidelity National Title Insurance Company, covering the REAL Property, which Title Commitments are more particularly described in Schedule 2.1, attached hereto and by this reference made a part hereof.

      2.2 SURVEY. Purchaser acknowledges that Seller has, at Seller's expense, delivered to Purchaser surveys of the Real Property as more particularly described in Schedule 2.2, attached hereto and by this reference made a part hereof. Such surveys are referred to herein individually as a "SURVEY" and collectively as the "SURVEYS". For purposes of the Deed to be delivered to Purchaser at the Closing with respect to each Project, the legal description of such Project shall be the legal description appearing in Schedules 1.1(a)-1 through 1.1(a)-5, less and except any right-of-way or other conveyances previously made by Seller. If, however, the metes and bounds description of any Project drawn from the Survey reflects a legal description different from the legal description appearing in Schedules 1.1(a)-1 through 1.1(a)-5, then Seller shall also deliver a quit claim deed at Closing containing the legal description drawn from the Survey, as reasonably approved by Seller.

      2.3 TITLE OBJECTIONS; CURE OF TITLE OBJECTIONS.

            (a) Purchaser shall have until June 13, 2005 (the "TITLE OBJECTION DEADLINE") to notify Seller, in writing, of such objections as Purchaser may have to the Title Commitments (including the title exception documents referred to therein) or the Surveys, other than the Permitted Exceptions described in clauses (a) through (e) of Section 2.4. Any item contained in the Title Commitments and any matter shown on the Survey or any document that is of record and properly indexed as of the effective date of such Title Commitment to which Purchaser does not object on or before the Title Objection Deadline shall be deemed a "PERMITTED EXCEPTION".

            (b) In the event Purchaser shall notify Seller of objections to title or to matters shown on the Surveys on or before the Title Objection Deadline, Seller shall have the right, but not the obligation, to cure such objections. On or before the seventh (7th) day following the Title Objection Deadline, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure any such objections (and Seller's failure to provide such a notice shall be deemed an election by Seller not to cure any such objection). If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with
      Section 3.2, then Seller shall use commercially reasonable efforts to attempt to remove, SATISFY or cure the same. For this purpose Seller shall be entitled to a reasonable extension of the Closing if additional time is required, but in no event shall the extension extend for more than thirty
      (30) days. If Seller notifies Purchaser of Seller's intent to cure an objection, and fails or is unable to effect such cure, then Seller shall give written notice of such fact to Purchaser. If Seller elects (or is deemed to have elected) not to cure any valid objections specified in Purchaser's notice, or if Seller notifies Purchaser of Seller's intent to cure any objection and thereafter Seller fails or is unable to effect a cure prior to Closing (or any date to which the Closing has been extended), then in either such case Purchaser shall have the right to elect one, but not both, of the following options, which election must in each case be made within the time period provided in paragraph (c) below:

                  (1) to accept a conveyance of the Property subject to the
            Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or

                  (2) to terminate this Agreement by sending written notice of such termination to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser in accordance with Section 1.6 of this Agreement, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

            (c) If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection, or if Seller is deemed to have elected not to cure any title objections, or if Seller notifies Purchaser of Seller's intent to cure any objection and Seller later notifies Purchaser that Seller has failed or will be unable to effect a cure thereof, then in any such case Purchaser shall, within five (5) business days after receiving Seller's notice or the date of Seller's deemed election, as applicable, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (b)
      (1) above or to terminate this Agreement under clause (b) (2) above (with Purchaser's failure to provide such a notice deemed an election by Purchaser to accept conveyance under clause (b)(1) above).

            (d) Notwithstanding anything contained herein to the contrary, Seller shall be obligated at Closing to discharge (a) all mortgages of Seller (regardless of whether Purchaser objects to such mortgage), other than mortgages evidencing or securing the Assumed Project Financing, (b) all undisputed monetary liens arising by, through or under Seller, other than liens evidencing or securing the Assumed Project Financing, and (c) disputed monetary liens arising by, through or under Seller, of up to ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in the aggregate. In the case of any disputed monetary lien(s) arising by, through or under Seller in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in the aggregate, Seller shall, if Seller elects not to discharge such lien(s) prior to Closing, use commercially reasonable efforts to induce the Title Company to insure over such lien(s), or, if the Title Company is unwilling to insure over such lien(s), Seller shall indemnify Purchaser in a form reasonably acceptable to Purchaser against such lien(s), provided, however, that in no event shall Seller have an obligation to insure over, discharge or indemnify Purchaser against any disputed monetary lien(s) arising by, through or under Seller in an amount in excess of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) in the aggregate. (The term "mortgage" as used herein includes any mortgage, deed of trust, deed to secure debt and similar security instrument securing an indebtedness of Seller and encumbering the Property or any portion thereof; the terms "discharge" and "discharged" as used herein include compliance with a statutory bonding procedure that has the legal effect of removing the mortgage or item as a lien on the Property or otherwise allows the mortgage or item to be removed from the title exceptions in the Title Policy).

            (e) Seller will cooperate with Purchaser in a reasonable manner to assist Purchaser in resolving any objections to title that Purchaser's credit enhancer may have, but Seller shall have no obligation to cure or correct title matters other than as set forth in this Section 2.3.

      2.4 CONVEYANCE OF TITLE. At Closing, Seller shall convey and transfer the Property to Purchaser. It shall be a condition to Purchaser's obligation to close this transaction that title to the Real Property conveyed and transferred to Purchaser shall be such title to the Real Property as will enable the Title Company to issue to Purchaser an extended coverage American Land Title Association (ALTA) Form 1992 Owner's Policy of Title Insurance (the "TITLE POLICY") covering the Real Property, in the full amount of the Purchase Price, subject to the following matters, which shall be deemed to be Permitted
Exceptions:

            (a) the rights of tenants, as tenants only, under the Leases described in the Rent Roll and any new Leases entered into between the date of the Rent Roll and Closing and (if required) approved by Purchaser in accordance with the terms of this Agreement;

            (b) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

            (c) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations, now or hereafter in effect relating to the Property;

            (d) all matters identified on the following schedules:

           PROJECT                                                        PERMITTED EXCEPTIONS
The Arbors of Post Village(R)                                                    2.4-1
The Hills of Post Village(R)                                                     2.4-2
The Gardens of Post Village(R)                                                   2.4-3
The Fountains of Post Village(R)                                                 2.4-4
The Meadows of Post Village(R)                                                   2.4-5

            (e) all mortgages and other encumbrances evidencing or securing the Assumed Project Financing;

            (f) additional items, if any, appearing in the Title Commitments or shown on the Survey, except to the extent Seller agrees to cure any such matters pursuant to Section 2.3 or 2.5 hereof; and

            (g) additional items, if any, approved by Purchaser pursuant to
      Section 2.6 hereof.

      2.5 PRE-CLOSING "GAP" TITLE DEFECTS. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company or the applicable surveyor and first arising between (a) the effective date of the Title Commitments and Surveys, as applicable and (b) the date on which the transaction contemplated herein is scheduled to close; provided, however, that Purchaser must notify Seller of any such objections within five (5) business days of Purchaser's first receipt of the updated title commitment, updated survey or other document, whichever first provides notice of the condition giving rise to any such objection. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser on or before the Title Objection Deadline. If Seller elects to attempt to cure any such matters, Seller shall have the right, at its election, to extend the date for Closing by a reasonable additional time to effect such a cure, but in no event shall the Closing be extended for more than thirty (30) days.

      2.6 SELLER'S COVENANT NOT TO ENCUMBER. Seller agrees that, between the Effective Date and the Closing Date, Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any part thereof or estate therein) in any manner that will survive Closing, except as approved in writing by Purchaser or as expressly provided in this Agreement. Notwithstanding the foregoing, Seller shall have the right to (i) continue leasing apartment units in the Property in the manner described in Section 5.4(b) hereof, (ii) terminate, amend or enter into service contracts in the manner described in Section 5.4(h) hereof and
(iii) use, deplete, remove or replace items of Tangible Personal Property in the ordinary course of business. In addition, and notwithstanding the foregoing, Seller shall have the right, for tax planning or other purposes, to transfer all or part of the Property or any interest therein to any parent, subsidiary or other entity that is affiliated with or related to Seller provided (A) such entity assumes and agrees to be bound by the obligations of Seller under this Agreement and (B) any such transfer shall not release or relieve Seller of its obligations to Purchaser under this Agreement.

      2.7 ACKNOWLEDGEMENT OF DECLARATION. Purchaser hereby acknowledges that it is acquiring the Property subject to the provisions of that certain Declaration of Covenants, Conditions and Restrictions for Post Villages Northwest, dated March 31, 1981, recorded at Deed Book 2334, Page 11, Cobb County, Georgia records, as amended and extended through the date hereof (the "DECLARATION"). Purchaser acknowledges that, from and after the Closing, Purchaser shall pay any and all assessments required of an owner under the Declaration; provided, however, Seller shall be obligated to pay at Closing all such assessments that are due on or before the Closing Date (which assessments for the year of Closing shall be subject to proration as provided herein).

      2.8 POST VILLAGES NORTHWEST OWNERS ASSOCIATION.

            (a) Seller currently provides certain management and administrative services to Post Villages Northwest Owners Association, Inc. (the "ASSOCIATION"), the property owners association under the Declaration. Purchaser acknowledges that Seller intends to terminate its engagement to provide such services to the Association at Closing or as soon thereafter as Seller may lawfully do so. To the extent necessary to allow Seller to terminate such engagement, Purchaser agrees to assume at Closing all of Seller's rights and obligations associated with the administration and management of the Association.

            (b) Purchaser agrees to cooperate with Seller, before and after Closing, and hereby authorizes Seller to take such acts as Seller shall consider necessary or appropriate, before and after Closing, (i) to change the name of the Association so as to exclude from the name of the Association the word "Post" and any other Marks, and (ii) to remove the name Post and any other Marks from all signage and other materials owned or maintained by the Association or on property owned or maintained by the Association (the actions identified in clauses (i) and (ii) being the "NAME CHANGE ACTIONS"). Without limitation on the foregoing, to the extent Purchaser after Closing has the right to vote on, consent to or approve any of the Name Change Actions, Purchaser shall exercise its vote or rights of consent or approval in favor of the Name Change Actions, and shall diligently endeavor to cause the Association to undertake and complete the Name Change Actions.

            (c) In connection with Seller's disclosure set forth in Paragraph 9 of Schedule 5.1-1 through 5.1-5 hereof, Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) for assessments charged to Purchaser arising from miscalculated assessments on or before the Closing Date.

            (d) This Section 2.8 shall survive Closing.

                                    ARTICLE 3

                                INSPECTION PERIOD

      3.1 RIGHT OF INSPECTION.

            (a) Beginning upon the date of execution of the Access Agreement (as defined in Section 3.2(b)) and continuing so long as this Agreement remains in full force and effect, Purchaser has had and shall continue to have the right to make a physical inspection of the Property and to examine at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with THE leasing, maintenance and/or management of the Property, including, without limitation, the Leases, lease files, tenant income certifications (to the extent in Seller's possession), service contracts, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property and similar materials, but excluding materials not directly related to the leasing, maintenance, and/or management of the Property such as Seller's internal memoranda, financial projections, insurance policies, operating budgets, appraisals, accounting and tax records and similar proprietary or confidential information.

            (b) Purchaser understands and agrees that any on-site inspections of the Property shall be governed by and conducted in accordance with that certain Access Agreement between Purchaser and Seller dated May 20, 2005 (the "ACCESS AGREEMENT"). The parties hereby affirm that the Access Agreement remains in full force and effect under its terms, and the Access Agreement is incorporated herein by this reference.

            (c) Purchaser shall indemnify, hold harmless and defend Seller, its general partner and their respective officers, directors, employees and shareholders from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) of whatsoever nature (individually a "CLAIM" and collectively, "CLAIMS") that may be incurred by Seller or any other indemnified party and arising out of or in connection with the acts or omissions of Purchaser and its agents, representatives, contractors and consultants, or any of them, including but not limited to Claims arising out of or in connection with personal injury or death of persons, loss, destruction or damage to property, or liens or claims of lien filed against the Property. This Section 3.1(c) shall survive Closing or any termination of this Agreement.

      3.2 RIGHT OF TERMINATION. Seller agrees that in the event Purchaser determines, in Purchaser's sole discretion, that it does not wish to acquire the Property for any reason or no reason, then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller on or before June 27, 2005 (the "INSPECTION DATE"). Upon any such termination of this Agreement pursuant to Purchaser's rights under this Section 3.2, the Earnest Money shall be returned to Purchaser in accordance with Section 1.6 hereof, and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement. If Purchaser fails to give Seller timely notice of termination on or before the Inspection Date, then Purchaser shall no longer have the right to terminate this Agreement under this Section 3.2 and (subject to any contrary provisions of this Agreement) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement. Time is of the essence with respect to the provisions of this Section 3.2. The period commencing on the Effective Date and ending on the Inspection Date is sometimes referred to herein as the "INSPECTION PERIOD".

                                    ARTICLE 4

                                     CLOSING

      4.1 TIME AND PLACE. The consummation of the transaction contemplated hereby ("CLOSING") shall be held at the at the office of Escrow Agent in metropolitan Atlanta, Georgia (1800 Parkway Place, Suite 700, Marietta, Georgia 30067) (Atlanta, Georgia local time) on July 26, 2005 (or such extended date as may be provided under other provisions of this Agreement). At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section
4.2 and Section 4.3. The Closing may be held at such other place or such earlier time and date as Seller and Purchaser shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the "CLOSING DATE".

      4.2 SELLER'S OBLIGATIONS AT CLOSING. At Closing, Seller shall:

            (a) deliver to Purchaser a duly executed limited warranty deed with respect to each Project in the form attached hereto as Schedule 4.2(a) and by this reference made a part hereof, conveying the Real Property to Purchaser subject to the Permitted Exceptions (the "DEED");

            (b) deliver to Purchaser two counterparts of a bill of sale and assignment and assumption of leases and service contracts with respect to each Project, in the form attached hereto as Schedule 4.2(b) and by this reference made a part hereof, duly executed by Seller, pursuant to which
      (i) Seller shall convey the Tangible Personal Property and the Intangible Property to Purchaser, and (ii) Seller shall assign to Purchaser, and Purchaser shall assume from and after the date of Closing, Seller's interest in and to the Leases and Designated Service Contracts, as amended or supplemented pursuant to this Agreement (the "BILL OF SALE AND ASSIGNMENT");

            (c) join with Purchaser to execute a notice (the "TENANT NOTICE") with respect to each Project in form and content reasonably satisfactory to Purchaser and Seller, which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice.

            (d) join with Purchaser in the execution of such assignment and assumption agreements with respect to the Bond Projects as are agreed upon by Purchaser, Seller and the applicable Bond Participants in connection with the assignment and assumption of the Assumed Project Financing;

            (e) deliver to Purchaser a certificate ("SELLER'S CLOSING CERTIFICATE"), dated as of the date of Closing and duly executed by Seller, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change). A then current Rent Roll for each Project shall be attached to Seller's Closing Certificate in substitution of Schedules 1.1(e)-1 through 1.1(e)-5 which are attached to this Agreement, provided that the representations and warranties of Seller as to the Rent Roll in Seller's Closing Certificate shall be limited to those set forth in Section 5.1(d) of this Agreement. The inclusion of any change or exception in such certificate shall not prejudice Purchaser's rights under this Agreement with respect to the subject matter of such change or exception.

            (f) deliver to Purchaser such evidence as Purchaser's counsel and/or the Title Company may reasonably require as to the AUTHORITY of the person or persons executing documents on behalf of Seller;

            (g) deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

            (h) deliver to the Title Company a title insurance affidavit with respect to each Project, if required by the Title Company, duly executed by Seller or a representative of Seller, in form and content reasonably satisfactory to Seller and the Title Company;

            (i) deliver to Purchaser at the place of Closing or at the respective Projects the Leases, the Designated Service Contracts and licenses and permits, if any, in the possession of Seller or Seller's agents, including any originally executed Leases and Designated Service Contracts in Seller's possession at the respective Projects or otherwise in Seller's reasonable control, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of each Project, and all keys to the Improvements which are in Seller's possession;

            (j) deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;

            (k) deliver such additional documents as shall be reasonably requested by the Title Company or the Bond Participants or required to consummate the transaction contemplated by this Agreement; provided, however, that in no event shall Seller be required to indemnify the Title Company, Purchaser, or any other party pursuant to any such documents, or undertake any other material liability not expressly contemplated in this Agreement, unless Seller elects to do so in its sole discretion; and

            (l) if the legal description with respect to any Project which appears in Schedules 1.1(a)-1 through 1.1(a)-5, attached hereto, differs from the legal description of such Project drawn from the applicable Survey, Seller shall at Closing deliver (in addition to the Deed) a quit claim deed conveying such Project pursuant to the legal description drawn from the applicable Survey, which legal description shall be subject to Seller's approval, which approval shall not be unreasonably withheld;

            (m) Seller shall deliver to Escrow Agent such certificate or affidavit, if any, as is required under applicable provisions of Georgia law and regulation, to assure Escrow Agent that Georgia income tax withholding is not required. If Seller fails to deliver such certificate or affidavit, and otherwise fails to provide Escrow Agent reasonably satisfactory assurance that withholding is not required, then Escrow Agent shall be entitled to withhold applicable Georgia income taxes if and to the extent required by applicable Georgia law and regulation; and

            (n) deliver to Purchaser in electronic format such Rent Roll and other information as Purchaser shall reasonably request concerning the Leases and residents, to the extent such information is held by Seller in electronic format and may be transferred without violation of any software licenses or rights of privacy, but Seller shall not be required to deliver to Purchaser any computer software or software licenses. Seller and Purchaser shall cooperate with one another reasonably and in good faith prior to and after Closing so as to enable Seller to deliver such information to Purchaser, which obligation shall survive Closing for a reasonable period of time to the extent not performed at or prior to Closing.

      4.3 PURCHASER'S OBLIGATIONS AT CLOSING. At Closing, Purchaser shall:

            (a) deliver to Escrow Agent the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, prior to 2:00 p.m. (Atlanta, Georgia local time) on the Closing Date, in immediately available federal FUNDS wire transferred to Escrow Agent's Account pursuant to Section 1.4 above, it being agreed that at Closing the Earnest Money shall be applied towards payment of the Purchase Price, and deliver to Escrow Agent instructions to immediately release the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller; provided, however, that if Escrow Agent has not received the Purchase Price together with instructions from Purchaser to disburse such funds to Seller on or before 2:00 p.m. (Atlanta, Georgia local time) on the Closing Date, Seller shall be entitled to receive an additional sum equal to the amount of interest on the Purchase Price for each day that the Title Company has not received the Purchase Price together with instructions from Purchaser to disburse such funds to Seller at or prior to 2:00 p.m. (Atlanta, Georgia local time), accrued on a daily basis at the rate of eight percent (8%) per annum;

            (b) join Seller in execution of the Bill of Sale and Assignment and the Tenant Notice with respect to each Project. In connection with the Tenant Notice, Purchaser shall deliver to each and every tenant of each Project a signed statement acknowledging Purchaser's receipt and responsibility for each tenant's security deposit (to the extent credited or delivered by Seller to Purchaser at Closing), if any, all in compliance with and pursuant to the applicable law. The provisions of this sub-section shall survive Closing;

            (c) join with Seller in the execution and delivery of such assignment and assumption agreements as are agreed upon by Seller, Purchaser and the applicable Bond Participants in connection with the assignment and assumption of the Assumed Project Financing;

            (d) execute, join in and deliver to all relevant parties such additional mortgages, credit enhancement agreements, certificates, affidavits and other instruments and agreements as are necessary or required by the Bond Participants or other relevant parties (including Purchaser's credit enhancer) in connection with the Purchaser's assumption of the Assumed Project Financing;

            (e) deliver to Seller such evidence as Seller's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

            (f) deliver to Seller a certificate dated as of the date of Closing and duly executed by Purchaser, reaffirming the provisions of Section 5.7(a) and ARTICLE 9 and confirming that such provisions remain and will continue in full force and effect as of and after the Closing; and

            (g) deliver such additional documents as shall be reasonably requested by the Title Company or the Bond Participants or required to consummate the transaction contemplated by this Agreement, provided, however, that in no event shall Purchaser be required to undertake any other material liability not expressly contemplated in this Agreement, unless Purchaser elects to do so in its sole discretion.

The proviso contained in Section 4.3(a) above shall survive the Closing.

      4.4 CREDITS AND PRORATIONS.

            (a) All income and expenses in connection with the operation of the Property shall be apportioned, as of 11:59 p.m. on the day prior to the Closing Date, as if Purchaser were vested with title to the Property during the entire Closing Date, such that, except as otherwise expressly provided to the contrary in this Agreement, Seller shall have the benefit of income and the burden of expenses for the day preceding the Closing Date and the Purchaser shall have the benefit of income and the burden of expenses for the Closing Date and thereafter. Items (1)-(5) below will be prorated at Closing utilizing the information known at that time. A post-closing "true-up" shall take place within ninety (90) days of the Closing Date to adjust the prorations of said items (1), (3), (4) and (5), if necessary, and within a reasonable time to adjust the proration of said item (2), if necessary. Such prorations shall be determined on a Project-by-Project basis and also on an aggregate basis with respect to the entire Property. Such prorated items shall include, without limitation, the following:

                  (1) rents, if any, based on the amount collected for the
            current month. The term "rents" as used in this Agreement includes all payments due and payable by tenants under the Leases other than refundable deposits, application fees, late charges, pet charges and termination payments (of which deposits shall be treated as set forth in Section 4.4(b)(1), but such other amounts shall be retained by Seller);

                  (2) ad valorem taxes and assessments levied against the
            Property (including personal property taxes on the Tangible Personal Property), and assessments under the Declaration, which shall be prorated as set forth in Section 4.4(b)(1) hereof;

                  (3) payments under the Designated Service Contracts. To the extent any rebate, concession or commission payable to Seller under any Designated Service Contract has accrued before Closing but has not been paid to Seller, Seller shall receive a credit for such accrued amounts at Closing;

                  (4) gas, electricity and other utility charges for which
            Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

                  (5) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser AND a seller in comparable commercial transactions in the area in which the Property is located.

                  (6) interest and periodic expenses payable with respect to the
            Assumed Project Financing (including, but not limited to, periodic fees payable to Fannie Mae or any of the other Bond Participants and any rebate obligations, but excluding any fees relating to the closing of the transactions contemplated herein).

            (b) Notwithstanding anything contained in the foregoing provisions:

                  (1) At Closing, (A) Seller shall, at Seller's option, either deliver to Purchaser any unforfeited resident deposits shown on the Rent Roll or credit to Purchaser the amount of such unforfeited resident deposits and any interest thereon, and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at either party's option, Purchaser shall contract directly with the utility companies and Seller shall be entitled to receive and retain such refundable cash and deposits; provided that Purchaser and Seller will cooperate so that utility service to the Property is not interrupted. For the purposes of this Section 4.4(b)(1) the term "unforfeited resident deposits" means any refundable resident deposits which are held by Seller and which Seller has not applied, and is not entitled to apply, against delinquent rents, property damage or otherwise.

                  (2) Any ad valorem taxes and assessments under the Declaration paid at or prior to Closing shall be prorated based upon the amounts actually paid for the current year. If all taxes and assessments for the current year have not been paid before Closing, then Seller shall be charged at Closing an amount equal to that portion of such taxes and ASSESSMENTS which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or ASSESSED valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed; and any such apportionment made with respect to assessments under the Declaration for a calendar year for which the assessment has not been fixed shall be based upon the prior calendar year. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing upon the availability of the final tax bills and bills for assessments.

                  (3) Gas, electricity and other utility charges referred to in
            Section 4.4(a)(4) above which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges which are unpaid and Purchaser shall look solely to the responsible tenant for the payment of the same. Such unpaid and delinquent utility charges collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent utility charges for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such utility payment which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent utility charges from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such utility payment which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all utility payments received by Seller or Purchaser after the Closing shall be applied first to current utility charges and then to delinquent utility charges, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all utility payments in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent utility payments.

                  (4) As to gas, electricity and other utility charges referred to in Section 4.4(a)(4) above, Seller may on notice to Purchaser elect to pay one or more of all of such items accrued to the Closing Date directly to the person or entity entitled thereto, and to the extent Seller so elects and the utility company agrees to look solely to Seller for payment of any such item accrued prior to the Closing Date, such item shall not be apportioned hereunder, and Seller's obligation to pay such item with respect to the period prior to Closing directly in such case shall survive the Closing.

                  (5) Seller shall pay in full all locators' and finders' fees, if any, due to third parties (pursuant to a contractual arrangement with Seller) for each Lease entered into by Seller prior to Closing, promptly when due;

                  (6) The Tangible Personal Property is included in this sale, without further charge, except that Purchaser shall pay to Seller or the applicable taxing authority the amount of sales tax or other taxes (if any) payable in connection with the Tangible Personal Property and Purchaser shall execute and deliver any tax returns required of it in connection therewith, said obligations of Purchaser to survive Closing.

                  (7) Unpaid and delinquent rent collected by Seller and
            Purchaser after the date of Closing shall be delivered as follows:
            (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after the Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents.

                  (8) At Closing, subject to the consent of the applicable Bond
            Participants, at Seller's election, (A) Purchaser shall assume all reserves of Seller's funds held by the Bond Participants and credit to the account of Seller all amounts held in such reserves or (B) Seller and Purchaser shall cause such reserves to be released to Seller.

            (c) The provisions of this Section 4.4 shall survive Closing.

      4.5 TRANSACTION COSTS.

            (a) Seller shall pay the following costs of the transaction:

                  (1) the fees of any counsel representing it in connection with this transaction,

                  (2) one-half (1/2) of any escrow fee which may be charged by
            Escrow Agent or Title Company,

                  (3) all applicable transfer taxes, documentary stamp taxes and similar charges relating to the transfer of the Property,

                  (4) the cost of the Survey provided by Seller (but not the cost of any update or revision to the Survey),

                  (5) the costs of curing all title objections, if any, for
            which Seller is responsible under this Agreement,

                  (6) the costs of recording all mortgage cancellations, and

                  (7) Fannie Mae's legal fees related to the release of the
            Property from Seller's master credit enhancement facility with Fannie Mae.

            (b) Purchaser shall pay the following costs of the transaction:

                  (1) the fees of any counsel representing Purchaser in
            connection with this transaction,

                  (2) one-half (1/2) of any escrow fees charged by the Escrow
            Agent or Title Company,

                  (3) the fees for recording the Deeds and any quitclaim deeds,

                  (4) the premiums for the Title Policy, any title insurance endorsements, deletion of the "survey exception," title insurance coverage in excess of the Purchase Price, and any lender's title insurance policy,

                  (5) the costs of any credit enhancement or other financing obtained by Purchaser, including all costs related to Purchaser's assumption of the Assumed Project Financing,

                  (6) the cost of Purchaser's inspections of the Property, and

                  (7) the cost of any updates or revisions to the Survey,
            including updates or revisions necessary to comply with the requirements of Purchaser or its lender.

            (c) All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

            (d) The provisions of this Section 4.5 shall survive the Closing and, to the extent of any such costs are incurred prior to or in the absence of a Closing, shall also survive the rescission, cancellation or termination of this Agreement.

      4.6 CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

            (a) Seller shall have delivered to Purchaser all of the material items required to be delivered to Purchaser by Seller or Seller's agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

            (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).

            (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

            (d) The Title Company shall have delivered the Title Policy to Purchaser as contemplated in Section 2.4 (or marked binder equivalent to such Title Policy), subject to Purchaser's payment of the premiums for such Title Policy.

            (e) Purchaser shall have received the executed documents from the Bond Participants evidencing the necessary consents and approvals from the Bond Participants necessary to effect the Assumption and Release Transaction; provided, however, if Purchaser fails to obtain all necessary consents and approvals during the Bond Period and Purchaser does not timely terminate this Agreement prior to the expiration of the Bond

      Period, then Purchaser shall be in default, and Seller shall be entitled to the remedies provided in Section 6.2 hereof.

            (f) All other conditions precedent to Purchaser's obligation to consummate the transaction hereunder (if any) which are set forth in this Agreement shall have been satisfied on or before the date of Closing (or such earlier date as is set forth herein).

      In the event any of the foregoing conditions has not been satisfied by the Closing Date, Purchaser shall have the right to terminate this Agreement by written notice given to Seller on the Closing Date, whereupon Escrow Agent shall refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser's and Seller's respective rights, remedies and obligations shall instead be determined in accordance with
ARTICLE 6.

      4.7 CONDITIONS PRECEDENT TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

            (a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

            (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller by Purchaser or Purchaser's agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

            (c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Seller).

            (d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

            (e) Seller shall have received all of the following in connection with the Assumption and Release Transaction, each in form and substance satisfactory to Seller in Seller's sole and absolute discretion: (i) consents and approvals from the Bond Participants; (ii) the release of Seller from any continuing recourse or non-recourse liability for the Bond Financing or the Fannie Mae Financing with respect to the Bond Projects as provided in Section 1.8; and (iii) the release of any cash deposits, hedge instruments and other forms of collateral delivered by Seller to Fannie Mae, the Smyrna Authority or the bond trustees in connection with the Portfolio Financing, to the extent such deposits, instruments and collateral relate to the Bond Projects.

            (f) All other conditions precedent to Seller's obligation to consummate the transaction hereunder (if any) which are set forth in this Agreement shall have been satisfied on or before the date of Closing.

      In the event any of the foregoing conditions has not been satisfied by the Closing Date, Seller shall have the right to terminate this Agreement by written notice given to Purchaser on the Closing Date, whereupon Escrow Agent shall refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement; provided, however, if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser's and Seller's respective rights, remedies and obligations shall instead be determined in accordance with ARTICLE 6.

      4.8 SELLER'S TAX DEFERRED EXCHANGE. Seller may convey any one or more of the Projects as part of a tax deferred exchange for THE benefit of Seller pursuant to Section 1031 of the Internal Revenue Code. Seller may assign all contract rights and obligations hereunder with respect to any one or more Projects to a qualified intermediary, as part of, and in furtherance of, such tax deferred exchange. Purchaser agrees to assist and cooperate in any such exchange for the benefit of Seller at no cost, expense or liability TO Purchaser and without reduction or alteration of the rights of Purchaser under this Agreement and with respect to Seller; and Purchaser further agrees to execute any and all documents (subject to the reasonable approval of Purchaser's legal counsel) as are reasonably necessary in connection with any such exchange at Seller's sole expense provided that Purchaser shall not be required to undertake any material liability or obligation in so doing and provided that such exchange does not extend the Closing Date. As part of any such exchange, Seller shall convey the Property directly to Purchaser and Purchaser shall not be obligated to acquire or CONVEY any other property as part of such exchange. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser and arising out of Purchaser's participation in any such exchange for the benefit of Seller. Notwithstanding the foregoing, should SELLER fail to effect any tax deferred exchange as contemplated in this Section 4.8 for any reason, then the sale by Seller of the Property shall be consummated in accordance with terms and conditions of this Agreement just as though the provisions of this Section 4.8 had been omitted from this Agreement, except that Purchaser shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section 4.8. Nothing contained in this Section 4.8 shall release Seller of any of its obligations or liabilities under this Agreement, whether arising before, at or after Closing, nor shall anything contained in this Section 4.8 impose any liability or obligation on Purchaser with respect to the tax consequences of this transaction to Seller.

                                    ARTICLE 5

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      5.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date. Such representations and warranties are subject to (i) those matters, if any, disclosed in Seller's disclosure statement attached hereto as Schedules 5.1-1 through 5.1-5 and made a part hereof by this reference ("SELLER'S DISCLOSURE STATEMENT"), (ii) the Permitted Exceptions, and (iii) all other applicable provisions of this Agreement, including without limitation, ARTICLE 9. In addition, each individual representation and warranty is qualified to the extent of any applicable information or exception which is otherwise disclosed in another representation or warranty.

            (a) ORGANIZATION AND AUTHORITY. Seller has been duly organized and is validly existing and in good standing as a limited partnership under the laws of the State of Georgia. Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate any provision of Seller's organizational documents or of any agreements, regulations, or laws to or by which Seller is bound (subject to receipt of such consents and approvals as may be necessary or appropriate in connection with the Assumption and Release Transaction). This Agreement has been duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

            (b) CONSENTS. Seller has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Seller or the Property is bound, other than such consents and approvals as may be necessary or appropriate under the Portfolio Financing.

            (c) PENDING ACTIONS. To Seller's knowledge, Seller has not received written notice of any action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment against Seller which pertains directly to the Property or the transaction contemplated by this Agreement. In addition, to Seller's knowledge, Seller has not received written notice of any other action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment pending against Seller which, if adversely determined, would have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means, with respect to any fact or circumstance, that such fact or circumstance would individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof, on Seller's ability to consummate the transaction contemplated herein, or on the value or operation of the Property.

            (d) LEASES AND RENT ROLL. Seller is the lessor or landlord under the Leases. Seller makes no representation or warranty as to the accuracy of the information contained in the Rent Rolls except that the Rent Rolls attached as Schedules 1.1(e)-1 through 1.1(e)-5 are, as of the date of such Rent Rolls, the current rent rolls used and relied on by Seller in connection with its ownership, operation, marketing and leasing of the applicable Projects. Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The termination of any Lease prior to Closing by reason of the tenant's default or for any other reason not constituting a default by Seller under this Agreement shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

            (e) CONDEMNATION. To Seller's knowledge, Seller has not received written notice of any pending or threatened condemnation proceedings relating to the Property. To Seller's knowledge, Seller has not received any written notice of any special governmental assessments affecting the Property.

            (f) INSURANCE. To Seller's knowledge Seller has not received prior to the Effective Date any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property, that have not been cured or repaired.

            (g) ENVIRONMENTAL MATTERS. Except as may be set forth in those environmental reports and other matters, if any, identified on Schedules 5.1(g)-1 through 5.1(g)-5 (collectively, the "ENVIRONMENTAL REPORTS"), (i) Seller has received no written notice from any governmental authority asserting any violation of Environmental Laws related to the Property which has not been cured or corrected as of the Effective Date, and (ii) to Seller's knowledge, Seller has not commissioned any study relating to the presence or absence of Hazardous Materials on the Property. The term "ENVIRONMENTAL LAWS" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement applicable to the Property, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic substances and materials. The term "HAZARDOUS MATERIALS" includes petroleum (including crude oil or any fraction thereof) and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws, in any case at levels or concentrations requiring monitoring, reporting, remediation or removal in accordance with Environmental Laws.

            (h) FINANCIAL STATUS. Seller is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Seller, nor is any such proceeding to Seller's knowledge threatened or contemplated. The sale of the Property will not render Seller insolvent.

            (i) CONTRACTORS AND SUPPLIERS. All contractors, subcontractors, suppliers, architects, engineers, and others who have performed services, labor, or supplied material at the instance of Seller in connection with Seller's acquisition, development, ownership operation, maintenance, repair or management of the Property, and whose lien rights if any have not expired, will have been paid in full as of the Closing Date (or to the extent not so paid as of the Closing Date, Seller will have made adequate provision for payment for such services, labor or materials).

            (j) PERMITS AND LEGAL COMPLIANCE. To Seller's knowledge, Seller has not received written notice that Seller does not have all licenses, permits and certificates required for the use and operation of the Property, including, without limitation, all certificates of occupancy required for the occupancy of the Property, where the failure to have such license, permit or certificate would have a Material Adverse Effect. To Seller's knowledge, Seller has not received any written notice of an intention of any governmental authority to revoke any of such licenses, permits or certificates. To Seller's knowledge, Seller has not received any written notice from any governmental authority or adjoining property owner that the Property is in violation of any zoning, building, fire, health, environmental or other law, statute, ordinance, regulation or order of any governmental or public authority applicable to the Property or any private covenants or restrictions encumbering the Property that remains uncured and that, if not cured, would have a Material Adverse Effect.

            (k) SERVICE CONTRACTS. To Seller's knowledge, there are no management, service, supply, equipment rental and similar agreements to which Seller is a party affecting the Property other than those set forth in Schedules 5.1(k)-1 through 5.1-5(k). Those service contracts which have been or will be delivered by Seller to Purchaser are true, correct and complete in all material respects and include any material amendments or modifications thereto. To Seller's knowledge, Seller is not in default with respect to its obligations or liabilities under any of the service contracts where the failure to cure such default would have a Material Adverse Effect.

            (l) EMPLOYEES. Seller has no employees which Purchaser shall be obligated to employ following the Closing. Seller is not a party to any union contracts by which Purchaser will be bound after Closing.

            (m) BOND MATTERS. In connection with the Bonds, Seller represents and warrants the following:

                  (1) Seller has not received any written notice that there
            exists an uncured "Default" or "Event of Default" under any of the Portfolio Financing documents which relate to the Bond Projects to which Seller is a party and has no knowledge of any fact or circumstance that, with or without notice or the passage of time, or both, constitutes or would constitute a "Default" or "Event of Default" in any material respect by Seller under any of such documents to which Seller is a party; and

                  (2) To Seller's knowledge and since the date of issuance of the applicable outstanding Bonds for each Bond Project, 20% or more of the residential units in the applicable Bond Project have been occupied by individuals or families whose income is 80% or less of area median gross income (each, a "Lower-Income Tenant") or held available for occupancy by Lower-Income Tenants" to the extent previously occupied by a Lower-Income Tenant, as required under
            Section 103 of the Internal Revenue Code of 1954, as amended.

            (n) ERISA. Seller is not (i) an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) a "governmental plan" under Section 3(32) of ERISA, (iii) any plan described in Section 4975 of the Internal Revenue Code, or (iv) an entity whose underlying assets include "plan assets" by reason of the application of the ERISA "plan assets" regulation (29 C.F.R. 2510.3-101).

      5.2 KNOWLEDGE DEFINED. References to the "KNOWLEDGE" of Seller shall refer only to the actual knowledge, without investigation or inquiry, on the Effective Date of the Designated Representatives (as hereinafter defined) of Seller, and shall not be CONSTRUED, by imputation or otherwise, to refer to the knowledge of any property manager or broker, or to any other officer, agent, manager, representative or employee of Seller or any affiliate of Seller, or to impose upon such Designated Representatives any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "DESIGNATED REPRESENTATIVES" shall refer to the following persons: (i) Thomas D. Senkbeil, Executive Vice President and Chief Investment Officer, (ii) Suzanne H. Holman, Vice President of Acquisitions, Dispositions and Condominium Operations, (iii) Autumn Sillay, Area Vice President, (iv) with respect to
Section 5.1(c) only, Sherry W. Cohen, Executive Vice President and Secretary, and (v) with respect to the specified Projects, only, each of the following Property Managers:

        PROJECT                                       PROPERTY MANAGER
The Arbors of Post Village(R)                         Heather Beccaria
The Hills of Post Village(R)                          Heather Beccaria
The Gardens of Post Village(R)                        Heather Beccaria
The Fountains of Post Village(R)                      Heather Beccaria
The Meadows of Post Village(R)                        Heather Beccaria

      In no event shall Purchaser have any personal claim against the above-named individuals as a result of the reference thereto in this Section 5.2, and Purchaser waives all such claims which Purchaser now has or may later acquire against them in connection with the transactions contemplated in this Agreement.

      5.3 SURVIVAL OF SELLER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in SECTION 5.1, as updated by Seller's Closing Certificate, shall survive Closing for a period of one (1) year after Closing. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims FOR all such breaches collectively aggregate FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) or more, in which event the full amount of such valid claims shall be actionable, up to but not exceeding the amount of the Cap (as defined below), and (c) unless written NOTICE containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Purchaser against Seller within one (1) year after Closing. Seller shall not be liable to Purchaser to the extent Purchaser's claim is satisfied from any insurance policy, service contract or Lease. As used herein, the term "CAP" shall mean the total aggregate amount of ONE MILLION THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,350,000.00). In no event shall Seller's aggregate liability to Purchaser for any and all breaches of any representation or warranty of Seller in this Agreement or Seller's Closing Certificate exceed the amount of the Cap, and Purchaser hereby waives and disclaims any right to damages or compensation for any and all such breaches in excess of the Cap.

      5.4 COVENANTS OF SELLER. Seller hereby covenants with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:

            (a) OPERATION OF PROPERTY. Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

            (b) EXECUTION OF NEW LEASES AND RENEWALS. Seller shall use reasonable efforts to negotiate new leases for unrented apartment units in the Improvements and/or Lease renewals for rented apartment units in the Improvements and shall maintain an advertising and marketing program for apartment units in the Improvements consistent with Seller's past practices at the Property. Unless Purchaser agrees otherwise in writing, any new leases for such apartment units entered into by Seller after the Effective Date until the Closing or earlier termination of this Agreement shall be on Seller's standard apartment lease form for the Property, and shall be for terms of no less than six (6) months and no more than fifteen
      (15) months. In all cases, Seller shall retain the discretion to set rent rates, concessions and other terms of occupancy; provided, however, Seller shall obtain Purchaser's prior written consent before entering into any Lease that does not meet the following criteria: (i) with respect to a Lease for a renewing Tenant, Seller shall not charge less than the rent charged to such Tenant during the term immediately prior to the renewal term, (ii) with respect to Leases for Units that Seller has received notice from the current Tenant that such Tenant intends to vacate at the end of the current term, Seller shall charge Market Rent (as hereinafter defined) and shall not grant a free rent concession of more than two months, spread over the term of the Lease, and (iii) with respect to Leases for vacant Units, Seller shall charge Market Rent and shall not grant a free rent concession of more than (x) two months on one and two bedroom Units, spread over the term of the Lease and (y) three months, spread over the term of the Lease on two bedroom Units that have been vacant more than sixty (60) days. Each such new lease or renewal entered into by Seller shall constitute a "Lease" for purposes of this Agreement. For purposes of this Section 5.4(c), "Market Rent" means the market rent for each Unit as shown on the Rent Rolls attached in Schedules 1.1(e)-1 through 1.1(e)-5.

            (c) MAINTENANCE OF INSURANCE. Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Seller's insurance that is currently in force, provided that Seller may make adjustments in Seller's insurance coverage for the Property which are consistent with Seller's general insurance program for Seller's other apartment properties as in effect from time to time.

            (d) ENFORCEMENT OF EXISTING LEASES. Seller shall perform the landlord's material obligations to the tenants under the Leases and enforce the material obligations of the tenants under the Leases, in each case in accordance with the current management standards of Seller for its apartment properties.

            (e) PREPARATION OF VACANT UNITS FOR LEASE. Seller shall place apartment units that are now vacant or that become vacant into rent-ready condition on or before the Closing Date in accordance with Seller's current management standards for its apartment properties as though no sale of the Property were contemplated or, at Seller's option, provide Purchaser a credit at Closing in an amount not to exceed $400.00 per unit for the apartment units (a) that are not in rent-ready condition on the Closing Date, and (b) for which Purchaser has provided written notice detailing its objections concerning the rent-ready condition thereof at least seven (7) days prior to Closing, such credit to be equal to the cost of placing those apartment units in rent-ready condition in accordance with Seller's current management standards; provided, however, that with respect to apartment units vacated during the seven (7) day period ending on the Closing Date, Seller shall have no obligation either to put such units into rent-ready condition or to give Purchaser a credit for the cost of doing so.

            (f) PROVIDE COPIES OF NOTICES. Seller shall furnish Purchaser with a copy of all written notices received by Seller from any governmental authority of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) business days following Seller's receipt thereof, but, if received by such date, in no event later than two (2) business days prior to the Closing Date.

            (g) REMOVAL AND REPLACEMENT OF TANGIBLE PERSONAL PROPERTY. Seller shall not remove any Tangible Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), or otherwise in accordance with current inventory and management standards of Seller for its apartment properties.

            (h) EXECUTION OF NEW CONTRACTS. Seller shall not, without Purchaser's prior written consent in each instance (which consent shall not be unreasonably withheld or delayed during the Inspection Period but which thereafter may be withheld in Purchaser's sole discretion), materially amend or terminate any of the Designated Service Contracts, or enter into any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing, except that (i) Seller may enter into, amend or enforce (including enforcement by termination) service contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided (x) any new service contracts are terminable without cause or penalty on thirty (30) days notice and (y) Seller notifies Purchaser of such contract, and (ii) Seller may conduct leasing activity as provided in Section 5.4(b) hereof. Each such new service contract entered into by Seller shall constitute a "DESIGNATED SERVICE CONTRACT" for purposes of this Agreement.

            (i) MAINTENANCE OF PERMITS. Seller shall make commercially reasonable efforts to maintain in existence all material licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.

      5.5 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date:

            (a) ORGANIZATION AND AUTHORITY. Purchaser has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware. Purchaser has the full right and authority to enter into this Agreement and to purchase the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein, will violate any provision of Purchaser's organizational documents or of any agreements, regulations, or laws to or by which Purchaser is bound. This Agreement has been duly authorized, executed and delivered by Purchaser, is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

            (b) CONSENTS. On or before the Inspection Date, Purchaser will have obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Purchaser is bound, including investment committee approval. On or before the

      Inspection Date, Purchaser shall provide Seller reasonably acceptable evidence that Purchaser has received the necessary consents.

            (c) PENDING ACTIONS. To Purchaser's knowledge, there is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or threatened against Purchaser or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Purchaser's ability to consummate the transaction contemplated herein.

            (d) FINANCIAL STATUS. At Closing, Purchaser will have adequate financial resources to purchase the Property and assume the Assumed Project Financing in the manner contemplated in this Agreement. Purchaser is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Purchaser filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Purchaser, nor is any such proceeding to Purchaser's knowledge threatened or contemplated. The purchase of the Property and assumption of the Assumed Project Financing in the manner contemplated in this Agreement will not render Purchaser insolvent.

            (e) ERISA. Either (i) Purchaser is not (X) an "employee benefit plan" within the meaning of Section 3(3) of ERISA and which is subject to Title I of ERISA, (Y) any plan described in Section 4975 of the Internal Revenue Code, or (Z) an entity whose underlying assets include "plan assets" by reason of the application of the ERISA "plan assets" regulation (29 C.F.R. 2510.3-101), or (ii) the sale of the Property to the Purchaser is exempt from the prohibited transaction restrictions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended pursuant to a prohibited transaction statutory or administrative exemption.

            (f) PATRIOT ACT AND RELATED MATTERS. Purchaser hereby represents, warrants, covenants and agrees, as of the date hereof and as of the Closing Date, as follows:

                  (i) Purchaser is familiar with the source of funds for the purchase price of the Property and represents that all such funds are and will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America. Purchaser covenants and agrees to provide to Seller any and all documents, certifications or other evidence, as may be requested from time to time by Seller in its sole discretion, confirming the source of funds for the Purchase Price (and that such funds derived from legitimate business activities). Purchaser's representation in this clause (i) excludes the Assumed Project Financing, except to the extent that Purchaser elects to use a credit enhancer other than Fannie Mae with respect to the Assumed Project Financing.

                  (ii) Purchaser has been in compliance for the last five years and will continue to be in compliance through the Closing Date with
            (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957; (b) the Export Administration Act (50 U.S.C. Sections 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. Section 1701, et seq.), the Arms Export Control Act (22 U.S.C. Sections 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. Sections 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

                  (iii) None of the Purchaser Parties (as defined below) is now or shall be at any time until the Closing Date be a person who has been listed on (i) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (ii) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce;
            (iii) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and (iv) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America. "PURCHASER PARTIES" means, collectively, (a) Purchaser, (b) its officers, directors, managers, agents, and employees, (c) its shareholders, members, partners, and other investors, or any other person that owns or controls Purchaser, and (d) any entity on whose behalf Purchaser acts.

      5.6 SURVIVAL OF PURCHASER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Section 5.5 shall survive Closing for a period of one (1) year after Closing.

      5.7 COVENANTS OF PURCHASER.

            (a) Purchaser hereby assumes full responsibility for the adequacy and suitability of all inspections and investigations for Purchaser's purposes. EXCEPT FOR CLAIMS BASED ON A BREACH BY SELLER OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 5.1(g), PURCHASER IRREVOCABLY WAIVES ANY CLAIM AGAINST SELLER ARISING FROM THE PRESENCE OF HAZARDOUS MATERIALS OR MOLD OR ANY MOLD CONDITION ON THE PROPERTY OR THE BREACH OF ENVIRONMENTAL LAWS WITH RESPECT TO THE PROPERTY. Purchaser SHALL also upon Seller's request furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser's behalf, if any. "MOLD" means mold, mildew, fungus or other potentially dangerous organisms. "MOLD CONDITION" means the presence or suspected presence of Mold or any condition(s) that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellulose wallboard, floor coverings or other materials, inappropriate climate control, discoloration of walls, ceilings or floors, complaints of respiratory ailment or eye irritation by residents, employees or any other occupants or invitees in the Property, or any notice from a governmental agency of complaints regarding the indoor air quality at the Property.

            (b) "DESIGNATED SERVICE CONTRACTS" means (i) those certain service contracts which are assignable in accordance with their terms which Purchaser identifies by written notice delivered to Seller on or before the Inspection Date as the service contracts Purchaser elects Seller to assign at Closing, (ii) those assignable service contracts regarding which Purchaser has failed to deliver such written notice on or before the Inspection Date, and (iii) those service contracts (the "MUST TAKE SERVICE CONTRACTS") which are assignable in accordance with their terms and which may not be terminated without cause or penalty, with thirty (30) days (or less) written notice. Purchaser hereby covenants with Seller that on or before the Inspection Date, Purchaser shall deliver written notice to Seller instructing which of the assignable service contracts Purchaser desires for Seller to assign to Purchaser and which it does not. If Purchaser fails to timely deliver such notice, Purchaser shall be deemed to have chosen to have all assignable service contracts assigned to Purchaser, and all such service contracts shall be deemed part of the "Designated Service Contracts." At Closing, Seller will cause the service contracts which Purchaser has elected not to have assigned to Purchaser (other than the Must Take Service Contracts), by operation of the aforesaid notice on or before the Inspection Date, to be terminated at Seller's expense, such termination to be effective within the time period provide for in the applicable service contract (or if no such time period is provided, as promptly as practicable after the Closing Date). The provisions of this Section 5.7(b) shall survive Closing.

                                    ARTICLE 6

                                     DEFAULT

      6.1 DEFAULT BY PURCHASER. If the sale of the Property as contemplated hereunder is not consummated due to Purchaser's default hereunder, then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof, Seller hereby expressly waiving and relinquishing any and all other remedies at law or in equity. Seller's right to receive the Earnest Money is intended not as a penalty, but as full liquidated damages. The right to receive the Earnest Money as full liquidated damages is Seller's sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance OF this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Earnest Money. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds

Seller's actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. This Section 6.1 is subject to Section 6.4 hereof.

      6.2 DEFAULT BY SELLER. If the sale of the Property as contemplated hereunder is not consummated due to Seller's default hereunder, then Purchaser shall be entitled, as its sole remedy for such default, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to execute and deliver the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder; provided, however, that if Seller's default constitutes an Intentional Seller Default (as hereinafter defined) and Purchaser makes the election described in clause (a) above (or Purchaser makes the election in clause (b) but the remedy of specific performance is not available), then Purchaser shall also have the right to sue Seller for money damages, in an amount equal to the lesser of (i) TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) in the aggregate, or (ii) the amount of all third-party out-of-pocket costs and expenses actually incurred by Purchaser in connection with this Agreement and the Property ("THIRD-PARTY COSTS"), including due diligence costs, engineering and environmental review costs, and legal fees and expenses. In no event shall Seller be liable for consequential, speculative, remote or punitive damages, or any damages other than Third-Party Costs, and Purchaser hereby waives any right to seek or collect any such consequential, speculative, remote or punitive damages, or any damages other than Third-Party Costs (such Third Party Costs to be limited in all cases as provided above). Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which Closing was to have occurred. "INTENTIONAL SELLER DEFAULT" means any one or more of the following: (a) fraudulent misrepresentation, (b) criminal conduct (i.e. conduct that constitutes a felony under applicable law), or (c) an intentional and deliberate act of Seller taken on or after the Effective Date that is intended to result in, and does result in, Purchaser's inability to consummate the transaction contemplated in this Agreement for a reason other than Purchaser's default or the failure of any condition to Closing to be satisfied. For purposes of this Section 6.2, specific performance shall be considered not available to Purchaser if either (i) the nature of Seller's default is such that upon obtaining such specific performance Purchaser would receive materially less than Purchaser bargained for in this Agreement, or (ii) the court declines to grant such specific performance for reasons other than the merits of Purchaser's underlying claim of default.

      6.3 NOTICE OF DEFAULT; OPPORTUNITY TO CURE. Neither Seller nor Purchaser shall be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within five (5) business days after receipt of such notice; provided, however, that this Section 6.3 (i) shall not be applicable to Purchaser's failure to deliver the Earnest Money or any portion thereof on the date required hereunder or to a party's failure to make any deliveries required of such party on the Closing Date and, accordingly, (ii) shall not have the effect of extending the Bond Period as set forth in Section 1.9 hereof, and (iii) shall not have the effect of extending the Closing Date or THE due date of any Earnest Money deposit hereunder.

      6.4 RECOVERABLE DAMAGES. Notwithstanding Sections 6.1 and 6.1 hereof, in no event shall the provisions of Sections 6.1 and 6.1 limit (i) either Purchaser's or Seller's obligation to indemnify the other party, or the damages recoverable by the indemnified party against the indemnifying party due to, a party's express obligation to indemnify the other party in accordance with the Access Agreement or Section 3.1, 4.8, or 8.2 of this Agreement, or (ii) either party's obligation to pay costs, fees or expenses under Section 4.5 hereof, or the damages recoverable by either party against the other party due to a party's failure to pay such costs. In addition, if this Agreement terminates for any reason, and Purchaser or any party related to or affiliated with Purchaser asserts any claim or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible, and marketable title to the Property, then Seller shall have all rights and remedies available at law or in equity with respect to such assertion by Purchaser and any loss, damage or other consequence suffered by Seller as a result of such assertion.

                                    ARTICLE 7

                                  RISK OF LOSS

      7.1 MINOR DAMAGE. In the event of "damage" to the Property or any portion thereof which is not "major" (as such terms are hereinafter defined), this Agreement shall remain in full force and effect provided Seller, at Seller's option, either (i) performs any necessary repairs at Seller's expense, (ii) (in the event of an insured loss) assigns to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and (if applicable) provides Purchaser a credit against the Purchase Price in an amount equal to the deductible amount or self-insured retention under such casualty insurance or (iii) (in the event of an uninsured loss) provides Purchaser a credit against the Purchase Price in an amount equal to the amount of the loss, as determined by an architect selected by Seller and reasonably approved by Purchaser. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly, and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs, not to exceed ninety (90) days from scheduled date of Closing as provided herein (the "Repair Deadline"). In the event that Seller makes the election to perform the necessary repairs at Seller's expense pursuant to clause (i), and Seller does not complete such repairs by the Repair Deadline, then Purchaser shall have the right, at Purchaser's election, either (i) to terminate this Agreement by written notice given to Seller on the Repair Deadline, whereupon Escrow Agent shall refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement, or (ii) to proceed to close and receive a credit at Closing equal to the cost to complete such repairs as determined by the parties, acting reasonably, with the assistance of a contractor selected Seller and reasonably approved by Purchaser (in which case Seller shall retain all applicable insurance claims). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

      7.2 MAJOR DAMAGE. In the event of a major damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money shall be returned to Purchaser in accordance with
Section 1.6, and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall assign to Purchaser at Closing all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and provide a credit at Closing equal to the deductible amount under such casualty insurance policies (it being understood that Seller shall not have the obligation to fund any uninsured loss, as opposed to the deductible amount with respect to an insured loss). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

      7.3 DEFINITION OF MAJOR DAMAGE. For purposes of Sections 7.1 and 7.2:

            (a) "DAMAGE" means (i) physical damage to or destruction of all or part of the Real Property by reason of fire, earthquake, flood or other casualty occurring after the Effective Date or (ii) the physical taking of all or part of the Real Property by condemnation or by conveyance in lieu of condemnation occurring after the Effective Date; and

            (b) "MAJOR" damage refers to the following: (i) damage such that the cost of repairing or restoring the premises in question to A condition substantially similar to that of the premises in question prior to the event of damage would in the opinion of a contractor selected by Seller and reasonably approved by Purchaser, be equal to or greater than (A) insured loss or losses of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) in the aggregate for all Projects, and (B) uninsured loss or losses of ONE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,250,000.00) in the aggregate for all Projects, and (ii) any damage due to a condemnation or conveyance in lieu of condemnation which permanently and materially impairs the current use or value of the Property or access to the Property from public roads or the number or utility of parking spaces. If Purchaser does not give notice to Seller of Purchaser's reasons for disapproving an architect within FIVE (5) business days after receipt of notice of the proposed contractor, then Purchaser shall be deemed to have approved THE contractor selected by Seller.

                                    ARTICLE 8

                                   COMMISSIONS

      8.1 BROKER'S COMMISSION. The parties acknowledge that Broker has been retained by and represents Seller as broker in connection with the sale of the Property by Seller to Purchaser, and is to be compensated for its services by Seller. Seller agrees that Seller shall pay to Broker upon, but only upon, final consummation of the transaction contemplated herein, a real estate brokerage commission pursuant to a separate written agreement between Seller and Broker. Broker has executed this Agreement for the purpose of acknowledging and agreeing that no real estate commission or other fee or compensation shall be earned by it or due it if the transaction contemplated herein does not close as a result of Seller's default, Purchaser's default or otherwise. At Closing, Broker shall execute and deliver to Seller and Purchaser a release of any lien or claim of lien of Broker with respect to the Property and shall execute and deliver to Purchaser and Seller a general release of any claims arising out of the transaction contemplated in this Agreement.

      8.2 REPRESENTATION AND INDEMNITY.

            (a) Purchaser and Seller each hereby represents and warrants to the other that it has not disclosed this Agreement or the SUBJECT matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman (other than Broker) so as to create any legal right or claim in any such broker, agent or salesman (other than Broker) for a real estate COMMISSION or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Except as provided in Section 8.1 with respect to Broker, Purchaser and Seller shall indemnify, hold harmless and defend each other from and against any and claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with the indemnifying party and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

            (b) Broker hereby represents and warrants to Seller and Purchaser that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman so as to create any legal right or claim in any such broker, agent or salesman for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Further, Broker shall indemnify, hold harmless and defend each of Seller and Purchaser from and against any and all claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with Broker and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

      8.3 EXECUTION BY BROKER. Broker has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this ARTICLE 8. Broker's consent to any modification or amendment of any provision of this Agreement other than this ARTICLE 8 shall not be required. Without limitation on the foregoing, Broker acknowledges and agrees that Broker may not enforce any provision of this Agreement except for Section 8.1; that Broker is not a necessary party in any litigation or other proceeding involving this Agreement not relating directly to the payment of commissions under Section 8.1; that this Agreement may be terminated for any reason or no reason without consent of Broker and without any obligation to Broker that copies of any notices given by Seller or Purchaser to the other need not be sent to Broker; and that consent of Broker is not required for any matter under this Agreement except as expressly provided in this Section 8.3.

      8.4 SURVIVAL. This ARTICLE 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.

                                    ARTICLE 9

                             DISCLAIMERS AND WAIVERS

      9.1 NO RELIANCE ON DOCUMENTS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.1 HEREOF, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY. PURCHASER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO PURCHASER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY PURCHASER SHALL BE AT THE SOLE RISK OF PURCHASER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT (A) ANY ENVIRONMENTAL OR OTHER REPORT WITH RESPECT TO THE PROPERTY WHICH IS DELIVERED BY SELLER TO PURCHASER SHALL BE FOR GENERAL INFORMATIONAL PURPOSES ONLY, (B) PURCHASER SHALL NOT HAVE ANY RIGHT TO RELY ON ANY SUCH REPORT DELIVERED BY SELLER TO PURCHASER, BUT RATHER WILL RELY ON ITS OWN INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AND ANY REPORTS COMMISSIONED BY PURCHASER WITH RESPECT THERETO, AND (C) NEITHER SELLER, ANY AFFILIATE OF SELLER NOR THE PERSON OR ENTITY WHICH PREPARED ANY SUCH REPORT DELIVERED BY SELLER TO PURCHASER SHALL HAVE ANY LIABILITY TO PURCHASER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORT.

      9.2 DISCLAIMERS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 5.1 HEREOF, PURCHASER UNDERSTANDS AND AGREES THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR

CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S LIMITED OR SPECIAL WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE ABSENCE OR PRESENCE OF HAZARDOUS MATERIALS OR OTHER TOXIC SUBSTANCES (INCLUDING WITHOUT LIMITATION MOLD OR ANY MOLD CONDITION), COMPLIANCE WITH ENVIRONMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

      PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION), AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY

NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S AND ITS PARTNERS' RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT OR UNDER ANY ENVIRONMENTAL LAW), LOSSES, DAMAGES, LIABILITIES (WHETHER BASED ON STRICT LIABILITY OR OTHERWISE), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S AND ITS PARTNERS' RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF PURCHASER WITH RESPECT TO ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 5.1 THAT EXPRESSLY SURVIVE CLOSING PURSUANT TO SECTION 5.3.

      PURCHASER AGREES THAT SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION) ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SELLER SHALL HAVE NO LIABILITY TO PURCHASER TO PERFORM OR PAY FOR SUCH INVESTIGATION, CLEAN-UP, REMOVAL OR REMEDIATION, AND PURCHASER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF PURCHASER WITH RESPECT TO ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN
SECTION 5.1 THAT EXPRESSLY SURVIVE CLOSING PURSUANT TO SECTION 5.3.

      PURCHASER REPRESENTS AND WARRANTS THAT THE TERMS OF THE RELEASE CONTAINED HEREIN AND ITS CONSEQUENCES HAVE BEEN COMPLETELY READ AND UNDERSTOOD BY PURCHASER, AND PURCHASER HAS HAD THE OPPORTUNITY TO CONSULT WITH, AND HAS CONSULTED WITH, LEGAL COUNSEL OF PURCHASER'S CHOICE WITH REGARD TO THE TERMS OF THIS RELEASE. PURCHASER ACKNOWLEDGES AND WARRANTS THAT PURCHASER'S EXECUTION OF THIS RELEASE IS FREE AND VOLUNTARY.

      9.3 EFFECT AND SURVIVAL OF DISCLAIMERS. Seller and Purchaser acknowledge that the provisions of this ARTICLE 9 are an integral part of the transactions contemplated in this Agreement and a material inducement to Seller to enter into this Agreement and that Seller would not enter into this Agreement but for the provisions of this ARTICLE 9. Seller and Purchaser agree that the provisions of this ARTICLE 9 shall survive Closing or any termination of this Agreement.

                                   ARTICLE 10

                                  ESCROW AGENT

      10.1 INVESTMENT OF EARNEST MONEY. Escrow Agent shall invest the Earnest Money pursuant to Purchaser's reasonable directions in an interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. Escrow Agent shall notify Seller, no later than one (1) business day after Escrow Agent's receipt thereof, that Escrow Agent has received the Earnest Money in immediately available funds, and is holding the same in accordance with the terms of this Agreement. However, Escrow Agent shall invest the Earnest Money only in such accounts as will allow Escrow Agent to disburse the Earnest Money upon no more than one (1) business day's notice.

      10.2 PAYMENT AT CLOSING. If the Closing takes place under this Agreement, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller on the Closing Date.

      10.3 PAYMENT ON DEMAND. Upon receipt of any written certification from Seller or Purchaser claiming the Earnest Money pursuant TO the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Earnest Money, Escrow Agent shall disburse THE Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder.

      10.4 EXCULPATION OF ESCROW AGENT. It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its willful misconduct or negligence, so long as Escrow Agent is acting in good faith. Seller and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, LIABILITIES, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder.

      10.5 STAKEHOLDER. Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Earnest Money, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys' fees and disbursements, by the party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.

      10.6 INTEREST. All interest and other income earned on the Earnest Money deposited with Escrow Agent hereunder shall be reported for income tax purposes as earnings of Purchaser. Purchaser's taxpayer identification number is 71-0929493.

      10.7 EXECUTION BY ESCROW AGENT. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this
ARTICLE 10. Escrow Agent's consent to any modification or amendment of this Agreement other than this ARTICLE 10 shall not be required.

                                   ARTICLE 11

                                  MISCELLANEOUS

      11.1 CONFIDENTIALITY. Purchaser and its representatives shall hold in strictest confidence all data and information in accordance with the Access Agreement. This Section 11.1 and the confidentiality provisions of the Access Agreement shall survive any termination of this Agreement and shall survive the Closing in accordance with their respective terms.

      11.2 PUBLIC DISCLOSURE. Prior to Closing, any press release or similar public announcement with respect to the transactions contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller. Notwithstanding anything to the contrary in this Agreement or the Access Agreement, each of Seller and Purchaser shall have the right to make all disclosures with regard to the transactions contemplated in this Agreement as are required under applicable law and regulation, including, without limitation, all applicable laws and regulations relating to securities, securities exchanges and the issuers of securities.

      11.3 ASSIGNMENT. Purchaser reserves the right to take title to the Property in the name of a nominee or assignee, or in the name of one or more of the institutional investors for which Purchaser or one of its affiliates is then acting as investment manager (a "SEPARATE ACCOUNT") or a nominee or assignee of a Separate Account. In the event the rights and obligations of Purchaser hereunder shall be assigned by Purchaser to a Separate Account, the assignor shall be released from any obligation or liability hereunder, other than its indemnity contained the Access Agreement, Sections 3.1(c) and 8.2 hereof, and such Separate Account shall be substituted as Purchaser hereunder, shall be entitled to the benefit of and may enforce Seller's covenants, representations and warranties hereunder as if such Separate Account were the original Purchaser hereunder, and shall assume all obligations and liabilities of Purchaser hereunder, subject to any limitations of such liabilities and obligations hereunder or provided by law. Upon notification to Seller of any such assignment, Seller's representations and warranties hereunder shall be deemed remade to the Separate Account as of the date of such assignment. Purchaser shall not make an assignment to a Separate Account unless such entity is solvent at the time of assignment and thereafter through the time of Closing, is not rendered insolvent by such assignment or the consummation of this Agreement, has sufficient assets to consummate the transaction contemplated herein, and enters into an assumption agreement, naming Seller as an express third-party beneficiary, in a form approved by Seller and pursuant to which the assignee assumes all obligations and liabilities of Purchaser under this Agreement, whether accruing before or after the date of such assignment. No transfer or assignment by Purchaser shall release or relieve Purchaser of any of its obligations hereunder though the earlier of Closing or termination of this Agreement.

      11.4 NOTICES. Any notice, request or other communication (a "NOTICE") required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express), sent by facsimile (provided a copy of such notice is deposited with an overnight courier for next business day delivery) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth BELOW. Any such notice shall be considered given on the date of such hand or courier delivery, confirmed facsimile transmission (provided such facsimile notice is received by 5:00 P.M. local time by the addressee and a copy of such notice is deposited with an overnight courier for next business day delivery), deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or overnight courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party's counsel.

      In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. The parties acknowledge and agree that this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means.

      The parties' respective addresses for notice purposes are as follows. Telephone and telecopy numbers are given for convenience of reference only. Notice by telephone or telecopy shall not be effective.

  If to Seller:           Post Apartment Homes, L.P.
                          One Riverside
                          4401 Northside Parkway
                          Suite 800
                          Atlanta, Georgia 30327-3057
                          Attention: Ms. Sherry W. Cohen
                          Telephone No. 404/846-5025
                          Facsimile No. 404/504-9388

                          and

                          Post Apartment Homes, L.P.
                          One Riverside
                          4401 Northside Parkway
                          Suite 800
                          Atlanta, Georgia 30327-3057
                          Attention: Mr. Thomas D. Senkbeil
                          Telephone No. 404/846-6612
                          Facsimile No. 404/504-9388

  with a copy to:         King & Spalding LLP
                          191 Peachtree Street, N.E.
                          Atlanta, GA 30303-1763
                          Attention: Dan L. Heller, Esq./Ann B. Kustoff
                          Telephone No. 404/572-4600
                          Facsimile No. 404/572-5148

  If to Purchaser:        RREEF America L.L.C.
                          280 Park Avenue, 40th Floor
                          New York, New York 10017
                          Attention: Pamela Thomas
                          Telephone: 212/454-6511
                          Facsimile: 212/454-6606

  with a copy to:         Seyfarth Shaw LLP
                          55 East Monroe Street, St. 4200
                          Chicago, IL 60603-5803
                          Attention: Michael J. Quinn, Esq.
                          Telephone: 312/781-8641
                          Facsimile: 312/269-8869

  If to Escrow Agent:     Fidelity National Title Insurance Company of New York
                          1800 Parkway Place
                          Suite 700
                          Marietta, Georgia 30067
                          Attention: Ms. Amy Greipp
                          Telephone: 770/850-9600
                          Facsimile: 770/850-8222

  If to Broker:           CB Richard Ellis, Inc.
                          3340 Peachtree Road
                          Suite 1050
                          Atlanta, Georgia 30326
                          Attention: Paul Berry
                          Telephone: 404/923-1425
                          Facsimile: 404/923-1560

      11.5 MODIFICATIONS. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

      11.6 CALCULATION OF TIME PERIODS. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., Atlanta, Georgia local time.

      11.7 SUCCESSORS AND ASSIGNS. Subject to Section 11.3 hereof, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

      11.8 ENTIRE AGREEMENT. This Agreement, including the Schedules, and the Access Agreement contain the entire agreement between THE parties pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings BETWEEN the parties pertaining to such subject matter.

      11.9 FURTHER ASSURANCES. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser SHALL, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 11.9 shall survive Closing.

      11.10 COUNTERPARTS. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

      11.11 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

      11.12 APPLICABLE LAW. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state and judicial district in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably AGREE that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state and judicial district in which the Property is located. Purchaser and Seller agree that the provisions of this
Section 11.12 shall survive the Closing of the transaction contemplated by this Agreement.

      11.13 NO THIRD PARTY BENEFICIARY. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no THIRD party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

      11.14 EMPLOYEES. Prior to the day after the Inspection Date, Purchaser agrees not to offer employment to or solicit the employment of any employees of Seller who are employed at the Property. Seller shall be solely responsible for the salaries and benefits, if any, payable to Seller's employees at the Property for the period through the Closing, in accordance with and subject to the terms and conditions of such employment, even if such employees are employed by or on behalf of Purchaser following the Closing. With respect to any employees employed by or on behalf of Purchaser following the Closing, Purchaser shall be solely responsible for all salaries and benefits, if any, payable to such employees for the period from and after the Closing in accordance with and subject to the terms and conditions of such employment, even if such employees were employed by Seller prior to the Closing. Neither Purchaser nor Seller shall have any obligation for salaries, benefits or other employment obligations to any such employee with respect to the period such employee is or was employed by the other party. Purchaser acknowledges and agrees that (i) Seller shall not maintain any employees on the Property after Closing and shall not provide any management services post-Closing and (ii) Purchaser is solely responsible for hiring adequate staff to run the Projects upon Closing. This Section 11.14 shall survive the Closing.

      11.15 SELLER'S ACCESS TO RECORDS AFTER CLOSING. Purchaser shall cooperate with Seller (at no material cost to Purchaser) for a period of six (6) years after Closing in case of Seller's need in response to any legal requirement, tax audit, tax return PREPARATION or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records which predate the Closing; provided, however, that nothing contained in this Section 11.15 shall require Purchaser to retain any files or records for any particular period of time. This Section 11.15 shall survive Closing.

      11.16 CAPTIONS. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

      11.17 CONSTRUCTION. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be EMPLOYED in the interpretation of this Agreement or any exhibits or amendments hereto.

      11.18 TERMINATION OF AGREEMENT. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations UNDER this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

      11.19 SURVIVAL. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 1.7; 2.7; 2.8; 3.1(b) (with respect to Purchaser's indemnity obligations under the Access Agreement); 3.1(c); 4.2(c); 4.4; 4.5; 5.1; 5.2 5.3; 5.5; 5.6; 5.7; Article 8; Article 9; 11.1; 11.2; 11.9; 11.12; 11.14; 11.15;
11.22; those additional provisions of Article 11 which govern the administration, interpretation or enforcement of this Agreement; and any other provisions contained herein that by their terms survive the Closing (the "OBLIGATIONS SURVIVING CLOSING"). Except for the Obligations Surviving Closing, all representations, warranties, covenants and agreements contained in this Agreement shall be merged into the instruments and documents executed and delivered at Closing. The Obligations Surviving Closing shall survive the Closing; provided, however, that the representations and warranties of Seller contained in Section 5.1, as updated by Seller's Closing Certificate, and the representations and warranties of Purchaser contained in Section 5.5, shall survive for the period, and are subject to the terms set forth in Sections 5.3 and 5.6 respectively.

      11.20 TIME OF ESSENCE. Time is of the essence with respect to this Agreement.

      11.21 COVENANT NOT TO RECORD. Purchaser shall not record this Agreement or any memorandum or other evidence thereof. Any such recording shall constitute a material default hereunder on the part of Purchaser.

      11.22 LIMITATION OF SELLER'S LIABILITY. Purchaser shall have no recourse against any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Seller or its general partner or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller. This Section 11.22 shall survive the Closing.

      11.23 SCHEDULES. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Schedule 1.1(a)-1      Land - The Arbors of Post Village(R)

Schedule 1.1(a)-2      Land - The Hills of Post Village(R)

Schedule 1.1(a)-3      Land - The Gardens of Post Village(R)

Schedule 1.1(a)-4      Land - The Fountains of Post Village(R)

Schedule 1.1(a)-5      Land - The Meadows of Post Village(R)

Schedule 1.1(d)-1      Inventory of Tangible Personal Property - The Arbors of Post Village(R)

Schedule 1.1(d)-2      Inventory of Tangible Personal Property - The Hills of Post Village(R)

Schedule 1.1(d)-3      Inventory of Tangible Personal Property - The Gardens of Post Village(R)

Schedule 1.1(d)-4      Inventory of Tangible Personal Property - The Fountains of Post Village(R)

Schedule 1.1(d)-5      Inventory of Tangible Personal Property - The Meadows of Post Village(R)

Schedule 1.1(d)-6      Inventory of Tangible Personal Property - Post Village(R)

Schedule 1.1(e)-1      Rent Roll - The Arbors of Post Village(R)

Schedule 1.1(e)-2      Rent Roll - The Hills of Post Village(R)

Schedule 1.1(e)-3      Rent Roll - The Gardens of Post Village(R)

Schedule 1.1(e)-4      Rent Roll - The Fountains of Post Village(R)

Schedule 1.1(e)-5      Rent Roll - The Meadows of Post Village(R)

Schedule 1.6           Form of Letter of Credit

Schedule 2.1           Lists of Title Commitments

Schedule 2.2           Lists of Surveys

Schedule 2.4-1         Certain Permitted Exceptions- The Arbors of Post Village(R)

Schedule 2.4-2         Certain Permitted Exceptions- The Hills of Post Village(R)

Schedule 2.4-3         Certain Permitted Exceptions- The Gardens of Post Village(R)

Schedule 2.4-4         Certain Permitted Exceptions- The Fountains of Post Village(R)

Schedule 2.4-5         Certain Permitted Exceptions- The Meadows of Post Village(R)

Schedule 2.5(d)-1      Portfolio Financing Documents - The Hills of Post Village(R)

Schedule 2.5(d)-2      Portfolio Financing Documents - The Gardens of Post Village(R)

Schedule 2.5(d)-3      Portfolio Financing Documents - The Fountains of Post Village(R) and The Meadows of Post Village(R)

Schedule 4.2(a)        Form of Deed

Schedule 4.2(b)        Form of Bill of Conveyance and Assignment

Schedule 5.1-1         Seller's Disclosure Schedule - The Arbors of Post Village(R)

Schedule 5.1-2         Seller's Disclosure Schedule - The Hills of Post Village(R)

Schedule 5.1-3         Seller's Disclosure Schedule - The Gardens of Post Village(R)

Schedule 5.1-4         Seller's Disclosure Schedule - The Fountains of Post Village(R)

Schedule 5.1-5         Seller's Disclosure Schedule - The Meadows of Post Village(R)

Schedule 5.1(g)-1      Environmental Reports - The Arbors of Post Village(R)

Schedule 5.1(g)-2      Environmental Reports - The Hills of Post Village(R)

Schedule 5.1(g)-3      Environmental Reports - The Gardens of Post Village(R)

Schedule 5.1(g)-4      Environmental Reports - The Fountains of Post Village(R)

Schedule 5.1(g)-5      Environmental Reports - The Meadows of Post Village(R)

Schedule 5.1(k)-1      Service Contracts - The Arbors of Post Village(R)

Schedule 5.1(k)-2      Service Contracts - The Hills of Post Village(R)

Schedule 5.1(k)-3      Service Contracts - The Gardens of Post Village(R)

Schedule 5.1(k)-4      Service Contracts - The Fountains of Post Village(R)

Schedule 5.1(k)-5      Service Contracts - The Meadows of Post Village(R)

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

                                     SELLER:

                                     POST APARTMENT HOMES, L.P.,
                                     a Georgia limited partnership

                                          By: Post GP Holdings, Inc.,
                                              a Georgia corporation,
                                              sole General Partner

                                              By: /s/ Thomas D. Senkbeil
                                                  ----------------------
                                              Name: Thomas D. Senkbeil
                                              Title: EVP and Chief Investment
                                                     Officer

                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

      THIS IS A SIGNATURE PAGE TO, AND MAY BE ATTACHED TO A MASTER COUNTERPART OF, THE PURCHASE AND SALE AGREEMENT BETWEEN POST APARTMENT HOMES, L.P., AS SELLER, AND RREEF AMERICA, L.L.C., AS PURCHASER, WITH RESPECT TO THE ARBORS OF POST VILLAGE(R), THE HILLS OF POST VILLAGE(R), THE GARDENS OF POST VILLAGE(R), THE FOUNTAINS OF POST VILLAGE(R), AND THE MEADOWS OF POST VILLAGE(R), IN COBB COUNTY, GEORGIA

      FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK, AS ESCROW AGENT, AND CB RICHARD ELLIS, INC., AS BROKER, ARE PARTIES TO SUCH PURCHASE AND SALE AGREEMENT FOR THE LIMITED PURPOSES SET FORTH THEREIN.

                                     PURCHASER:

                                     RREEF America, L.L.C., a Delaware limited liability company

                                     By: /s/ Pamela Thomas
                                         -----------------
                                     Name: Pamela Thomas
                                     Title: Director

                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

      THIS IS A SIGNATURE PAGE TO, AND MAY BE ATTACHED TO A MASTER COUNTERPART OF, THE PURCHASE AND SALE AGREEMENT BETWEEN POST APARTMENT HOMES, L.P., AS SELLER, AND RREEF AMERICA, L.L.C., AS PURCHASER, WITH RESPECT TO THE ARBORS OF POST VILLAGE(R), THE HILLS OF POST VILLAGE(R), THE GARDENS OF POST VILLAGE(R), THE FOUNTAINS OF POST VILLAGE(R), AND THE MEADOWS OF POST VILLAGE(R), IN COBB COUNTY, GEORGIA

      FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK, AS ESCROW AGENT, AND CB RICHARD ELLIS, INC., AS BROKER, ARE PARTIES TO SUCH PURCHASE AND SALE AGREEMENT FOR THE LIMITED PURPOSES SET FORTH THEREIN.

      Escrow Agent has executed this Agreement for the limited purposes set forth herein.

                                     ESCROW AGENT:

                                     FIDELITY NATIONAL TITLE INSURANCE COMPANY
                                     OF NEW YORK, a New York corporation

                                     By: /s/ Paul A. Berry
                                         -----------------
                                     Name: Paul A. Berry
                                     Title: First Vice President

                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

      THIS IS A SIGNATURE PAGE TO, AND MAY BE ATTACHED TO A MASTER COUNTERPART OF, THE PURCHASE AND SALE AGREEMENT BETWEEN POST APARTMENT HOMES, L.P., AS SELLER, AND RREEF AMERICA, L.L.C., AS PURCHASER, WITH RESPECT TO THE ARBORS OF POST VILLAGE(R), THE HILLS OF POST VILLAGE(R), THE GARDENS OF POST VILLAGE(R), THE FOUNTAINS OF POST VILLAGE(R), AND THE MEADOWS OF POST VILLAGE(R), IN COBB COUNTY, GEORGIA

      FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK, AS ESCROW AGENT, AND CB RICHARD ELLIS, INC., AS BROKER, ARE PARTIES TO SUCH PURCHASE AND SALE AGREEMENT FOR THE LIMITED PURPOSES SET FORTH THEREIN.

      Broker has executed this Agreement for the limited purposes set forth herein.

                                     BROKER:

                                     CB RICHARD ELLIS, INC.

                                     By: /s/ Leonard R. Gray, Jr.
                                         ------------------------
                                     Name: Leonard R. Gray, Jr.
                                     Title: V.P. and NTS Counsel
                                            Fidelity National Title
                                            Insurance Company

      THIS IS A SIGNATURE PAGE TO, AND MAY BE ATTACHED TO A MASTER COUNTERPART OF, THE PURCHASE AND SALE AGREEMENT BETWEEN POST APARTMENT HOMES, L.P., AS SELLER, AND RREEF AMERICA, L.L.C., AS PURCHASER, WITH RESPECT TO THE ARBORS OF POST VILLAGE(R), THE HILLS OF POST VILLAGE(R), THE GARDENS OF POST VILLAGE(R), THE FOUNTAINS OF POST VILLAGE(R), AND THE MEADOWS OF POST VILLAGE(R), IN COBB COUNTY, GEORGIA

      FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK, AS ESCROW AGENT, AND CB RICHARD ELLIS, INC., AS BROKER, ARE PARTIES TO SUCH PURCHASE AND SALE AGREEMENT FOR THE LIMITED PURPOSES SET FORTH THEREIN.